UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Atmos Energy Corporation

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ATMOS energy

2023 Proxy Statement

& Notice of Annual Meeting

ATMOS energy
atmosenergy.com
USDOT 216478

February 8, 2023 | Dallas, TX

December 16, 2022

DEAR SHAREHOLDER:

We are pleased to invite you to attend the annual meeting of shareholders on Wednesday, February 8, 2023, at 9:00 a.m. Central Standard Time, which will be conducted virtually via webcast. You will be able to attend the meeting, vote your shares, and submit questions by logging on to www.virtualshareholdermeeting.com/ATO2023.

The annual meeting will include a report on our operations and consideration of the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. All shareholders of record as of December 12, 2022, are entitled to vote.

Your vote is very important. Whether you plan to attend the virtual meeting or not, please cast your vote over the internet, by telephone or by mailing back a proxy card as soon as possible.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Kim R. Cocklin	J. Kevin Akers
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

2023 ANNUAL MEETING INFORMATION

Meeting Date: February 8, 2023	Virtual Meeting Location: Webcast at www.virtualshareholder meeting.com/ ATO2023	Meeting Time: 9:00 a.m. (Central)	Record Date: December 12, 2022

ANNUAL MEETING BUSINESS

Atmos Energy Corporation’s annual meeting of shareholders will be held February 8, 2023 to:

1.	elect the 11 directors named in the proxy statement for one-year terms expiring in 2024;
2.	ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young” or “E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal 2023;
3.	approve, on an advisory basis, the compensation of the named executive officers of the Company for fiscal 2022 (“Say-on-Pay”); and
4.	transact such other business as may properly come before the meeting or any adjournment thereof.

ATTENDING AND VOTING AT THE ANNUAL MEETING

There will be no physical location for the annual meeting. Shareholders may attend, vote, and ask questions at the meeting only by logging in at www.virtualshareholdermeeting.com/ATO2023. To participate, you will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials.

VOTING

YOUR VOTE IS VERY IMPORTANT TO US. Shareholders of record of our common stock at the close of business on December 12, 2022, will be entitled to notice of, and to vote at, our meeting. Whether or not you plan to attend the annual meeting, we urge you to vote as soon as possible by one of these methods.

By Internet www.proxyvote.com	By Telephone 1.800.690.6903	By Mail Follow the instructions on your proxy card or voting instruction form

If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares. Shareholders may also vote during the virtual meeting using the unique control number assigned to him or her. For more information on how to vote your shares, please refer to “Information About the Meeting” beginning on page 60.

Karen E. Hartsfield
Senior Vice President, General Counsel and Corporate Secretary

December 16, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON FEBRUARY 8, 2023:

This Proxy Statement, along with the Company’s Annual Report, which includes our Annual

Report on Form 10-K for the fiscal year ended September 30, 2022, are available at www.proxyvote.com.

2023 Proxy Statement

PROXY STATEMENT OVERVIEW

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before casting your vote. Please read this entire proxy statement carefully before voting. This proxy statement is first being made available to our Shareholders on or about December 16, 2022.

2023 Annual Meeting Information

For additional information about our Annual Meeting, see “Information About the Meeting” on page 60.

Meeting Date: February 8, 2023	Virtual Meeting Location: Webcast at www.virtualshareholder meeting.com/ ATO2023	Meeting Time: 9:00 a.m. (Central)	Record Date: December 12, 2022

Meeting Agenda and Voting Recommendations

The Atmos Energy Corporation Board of Directors asks shareholders to vote on these matters:

Items of Business		Board Recommendation	Page Number
1.	Election of the 11 directors named as nominees in the proxy statement	FOR	16
2.	Ratification of selection of independent registered public accounting firm	FOR	27
3.	Approval, on an advisory basis, of the compensation of our named executive officers (“Say-on-Pay”)	FOR	29

In addition to the above matters, we will transact any other business that is properly brought before the shareholders at the annual meeting.

Advance Voting Methods

There will be no physical location for the annual meeting. Shareholders may attend, vote, and ask questions at the meeting only by logging in at www.virtualshareholdermeeting.com/ATO2023. To participate, you will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. Even if you plan to attend the 2023 annual meeting of shareholders, we urge you to vote in advance of the meeting using one of these advance voting methods.

Via the Internet: www.proxyvote.com	Call Toll-Free: 1.800.690.6903	Mail Signed Proxy Card: Follow the instructions on your proxy card or voting instruction form

If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares.

2023 Proxy Statement	1

About Atmos Energy

Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.

Our Company	Our Vision	Our Strategy

We are the nation’s largest fully regulated, natural gas-only distributor of safe, efficient and affordable energy.	Our vision is for Atmos Energy to be the safest provider of natural gas services. We will be recognized for exceptional customer service, for being a great employer, and for achieving superior financial results.	Atmos Energy’s strategy is to: • operate our business exceptionally well • invest in our people and our infrastructure • enhance our culture

2022 Financial Results and Accomplishments

In fiscal 2022, Atmos Energy remained resilient as we worked to achieve our vision of being the safest provider of natural gas services. Earnings and earnings per share increased for the 20th consecutive year. In fiscal 2022, we generated net income of $774.4 million or $5.60 per diluted share. We recorded net income of $665.6 million, or $5.12 per diluted share for the year ended September 30, 2021. Capital expenditures for fiscal 2022 totaled approximately $2.4 billion, with approximately 88% of this amount invested to improve the safety and reliability of our distribution and transmission systems.

DILUTED EARNINGS PER SHARE	DECLARED DIVIDENDS PER SHARE
$5.60	$2.72
20th Consecutive Year of EPS Growth	Up from $2.50 for FY2021

11th Year of Organic Growth Strategy	Significant Regulatory Developments

✓ EPS of $5.60; 20th consecutive year of EPS growth

✓ FY 2022 Dividend of $2.72; 8.8% growth over FY 2021

✓ Capital spending of $2.4 billion

✓ Maintained strong balance sheet; equity capitalization of 61% as of September 30, 2022, excluding incremental Winter Storm Uri financing

✓ Implemented $215.6 million of annualized regulatory outcomes during fiscal 2022 ✓ Texas Railroad Commission issued Financing Order for securitization of gas costs from Winter Storm Uri

2	ATMOS ENERGY

Corporate Governance Highlights

Our corporate governance policies and practices promote the long-term interests of our shareholders, strengthen the accountability of our Board and management, and help build public trust in the Company. Below is a summary of some of the highlights of our corporate governance framework.

BOARD PRACTICES

✓ independent lead director

✓ separation of board chair and CEO

✓ 9 of 11 director nominees are independent

✓ annual election of all directors

✓ regular executive sessions of independent directors

✓ comprehensive and strategic risk oversight

✓ mandatory retirement age for directors

✓ annual board and committee evaluations

✓ all committees chaired by independent directors

SHAREHOLDER MATTERS

✓ robust shareholder engagement

✓ annual Say-on-Pay voting

✓ majority voting for director elections

✓ no poison pill in force

OTHER GOVERNANCE PRACTICES ✓ executive and director stock ownership guidelines ✓ clawback policy ✓ prohibition on hedging or pledging stock

2023 Proxy Statement	3

Director Nominees

We have included summary information about each director nominee in the table below. Each director is elected annually by a majority of votes. See “Nominees for Director” beginning on page 17 for more information regarding our director nominees.

				COMMITTEES
Name and Primary Occupation	Age	Director Since	Independent	AC	HR	NC	CR	EC
J. Kevin Akers(a) President and Chief Executive Officer, Atmos Energy	59	2019
John C. Ale Former Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company	68	2022	●		M		M
Kim R. Cocklin(a) Chairman of the Board, Atmos Energy	71	2009
Kelly H. Compton Executive Director, Hoglund Foundation	65	2016	●		M		M
Sean Donohue Chief Executive Officer, DFW International Airport	61	2018	●			M	M
Rafael G. Garza President and Founder, RGG Capital Partners, LLC	62	2016	●	M		M
Richard K. Gordon General Partner, Juniper Capital LP and Juniper Energy LP; Senior Advisor, Juniper Capital II and Juniper Capital III	73	2001	● Lead Director		C		M	C
Nancy K. Quinn Independent Energy Consultant	69	2004	●	C		M		M
Richard A. Sampson General Partner and Founder, RS Core Capital, LLC	72	2012	●		M	C		M
Diana J. Walters Founder and Managing Member, Amichel, LLC	59	2018	●	M	M
Frank Yoho Former Executive Vice President and President of Natural Gas, Duke Energy	63	2020	●	M			C	M

AC = Audit    HR = Human Resources    NC = Nominating and Corporate Governance    CR = Corporate Responsibility, Sustainability, & Safety     EC = Executive

M = Member    C = Chair

(a)

The director is not independent and accordingly is not eligible to be a member of any of the committees except the Executive Committee and/or the Corporate Responsibility, Sustainability, & Safety Committee, pursuant to the rules of the New York Stock Exchange.

4	ATMOS ENERGY

Director Nominee Composition

Gender	Race/Ethnicity

Tenure	Independence

Compensation Highlights

Our compensation programs are designed to both attract and retain top-level executive talent and align the long- and short-term interests of our executives with those of our shareholders. We received more than 95% shareholder support for our Say-on-Pay vote in 2022, which our Human Resources Committee considers to be among the most important items of feedback about our compensation programs. We recognize and reward our executive officers through compensation arrangements that directly link their pay to the Company’s performance, and we ensure a strong alignment of interests with our shareholders by including a significant amount of equity in the overall mix of pay. Our pay mix includes base salary, an annual incentive cash bonus plan (“Incentive Plan”), and a long-term incentive plan (“LTIP”) under which we grant time-lapsed and performance-based restricted stock units (“RSUs”).

2023 Proxy Statement	5

Fiscal 2022 Target Compensation Mix

Key Features of Our Executive Compensation Program

Executive officer awards under the Incentive Plan and LTIP are generally capped at 200% of target. These awards are capped at target if the Company’s total shareholder return (“TSR”) for the performance period is negative.

Fifty percent of long-term incentive compensation is performance-contingent.

Our clawback policy provides for the repayment or forfeiture of all incentive-based compensation in certain circumstances.

Executives and directors are subject to share ownership guidelines and retention requirements.

Our change in control severance arrangements are triggered only by an involuntary job loss or substantial diminution of duties.
Severance under our change in control severance arrangements does not exceed three times the sum of a named executive officer’s base salary and their most recent annual Incentive Plan payment.

We have no employment agreements with our officers.

We prohibit hedging and pledging of our securities at any time by any employees or directors.

There is no single trigger vesting of outstanding awards under our LTIP upon a change in control.

Our change in control severance arrangements do not contain excise tax gross-up payments.

We have no excessive perquisites for executives.

We pay dividends on performance-based RSUs when vesting is complete and then only to the extent performance targets are met.

6	ATMOS ENERGY

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Independence of Directors

Our Corporate Governance Guidelines and the listing requirements of the New York Stock Exchange (“NYSE”) each require that a majority of the Board be comprised of “independent” directors, as defined from time to time by law, NYSE standards, and any specific requirements established by the Board. A director may be determined to be independent only if the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of the Company. To assist it in making its determination of the independence of each of its non-employee members, the Board has adopted its Categorical Standards of Director Independence (“Standards”). The Standards specify the criteria by which the independence of our non-employee directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of such directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. The Standards and our Guidelines are posted on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) considers all relevant facts and circumstances in evaluating the independence of directors, including without limitation, written responses to submitted questionnaires completed annually by each of our directors. On the basis of this information, the Nominating Committee advised the full Board of its conclusions regarding director independence. After considering the committee’s recommendation, for fiscal 2022, the Board affirmatively determined that each of the Company’s directors other than Mr. Akers, Mr. Cocklin, and Mr. Springer is independent in accordance with applicable NYSE and Securities and Exchange Commission (“SEC”) independence rules and requirements and the standards described above. The Board determined that Mr. Akers is not independent because he is the President and Chief Executive Officer of the Company; that Mr. Cocklin is not independent because he was the Executive Chairman of the Company until December 10, 2020; and that Mr. Springer (who retired from the Board effective November 30, 2021) is not independent because his son-in-law is a partner with the firm of E&Y, our independent registered public accounting firm. Mr. Springer’s son-in-law is not involved in our audit and is not considered a “covered person” with respect to us, as defined under the SEC’s independence-related rules and regulations for auditors. Thus, this relationship has no effect on E&Y’s independence as our independent registered public accounting firm.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that our Board has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors. The current leadership structure is based on the experienced leadership provided by a Chairman of the Board (currently Mr. Cocklin) and a full-time President and CEO (currently Mr. Akers), with both positions being subject to oversight and review by the Company’s independent directors. The Board recognizes that if the circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of the Company’s leadership structure.

The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, Human Resources Committee (“HR Committee”) and Nominating Committee, and all standing Board committees are chaired by independent directors. Additionally, independent directors regularly hold executive sessions of the Board led by the Lead Director (defined below) outside the presence of the Chairman, the President and CEO or any other Company employee, and they generally meet in a private session with the Chairman and the President and CEO at regularly scheduled Board meetings.

2023 Proxy Statement	7

Each year, the independent directors of the Board select an independent director to serve as a lead director (the “Lead Director”). The Lead Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation. The Lead Director also has the authority to call meetings of the independent directors as well as the non-management directors; and if requested by major shareholders, will ensure that he or she is available for consultation and direct communication. In 2022, the independent directors of the Board designated Mr. Richard K. Gordon as the Lead Director.

Risk Management and Oversight Framework

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board pursuant to the charters of each committee, as described in the summaries of each of the committees beginning on page 10. The full Board has retained responsibility for oversight of strategic risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s consideration and actions, as well as through regular reports directly from officers responsible for management of particular risks within the Company.

8	ATMOS ENERGY

While the Board and its committees have responsibility for general risk oversight, Company management is charged with managing risk. Through the Company’s Risk Management and Compliance Committee, the Company has a robust strategic planning and enterprise risk management process that facilitates the identification and management of risks. Our enterprise risk management program is supported by regular internal audits and audits by our independent public accounting firm. KPMG LLP (“KPMG”), which serves as the Company’s internal auditor, presents to the Audit Committee at its regularly scheduled quarterly meetings on its internal audit activities, including the audit activities performed the previous quarter, which address the key business risks identified by the Audit Committee, including evaluations and assessments of internal controls and procedures.

Cybersecurity Oversight

The Audit Committee oversees the Company’s cybersecurity risks. Our Chief Information Officer provides the Audit Committee periodic cybersecurity updates.

Corporate Governance Guidelines

In accordance with, and pursuant to, the corporate governance standards of the NYSE, the Board has adopted and periodically updates our Corporate Governance Guidelines, which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Corporate Governance Guidelines are available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

2023 Proxy Statement	9

Committees of the Board of Directors

Atmos Energy’s Board committee structure is organized around key strategic issues to facilitate oversight of management. Committee chairs regularly coordinate with one another to ensure appropriate information sharing. To further facilitate information sharing, all committees provide a summary of significant actions to the full Board. As required under our Corporate Governance Guidelines, each standing committee conducts an annual self-assessment and review of its charter.

AUDIT COMMITTEE Nancy K. Quinn (Chair) Rafael G. Garza Diana J. Walters Frank Yoho Meetings Held in Fiscal 2022: 4

The Audit Committee oversees our accounting and financial reporting processes and procedures, reviews the scope and procedures of the internal audit function, appoints our independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee also oversees the Company’s cybersecurity risk. The Audit Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

The Board has determined that each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC applicable to members of an audit committee.

All members are financially literate within the meaning of stock exchange listing rules.

The Board has determined that the following individuals are each an audit committee financial expert, as defined by the SEC: Mr. Garza, Ms. Quinn, Ms. Walters and Mr. Yoho.

HUMAN RESOURCES COMMITTEE Richard K. Gordon (Chair) John C. Ale Kelly H. Compton Richard A. Sampson Diana J. Walters Meetings Held in Fiscal 2022: 3

The Human Resources Committee reviews and makes recommendations to the Board regarding executive compensation policy and strategy, and specific compensation recommendations for the President and CEO, as well as our other officers. In addition, the committee determines, develops and makes recommendations to the Board regarding severance agreements, succession planning and other related matters concerning our President and CEO, as well as other officers. This committee also administers our LTIP and our Incentive Plan and oversees the Company’s human capital management. The Human Resources Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC applicable to members of a compensation committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Richard A. Sampson (Chair) Sean Donohue Rafael G. Garza Nancy K. Quinn Meetings Held in Fiscal 2022: 2

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the nominees for director to be submitted to our shareholders for election at each annual meeting of shareholders, selects candidates for consideration by the full Board to fill any vacancies on the Board which may occur from time to time and oversees all of our corporate governance matters. The Nominating and Corporate Governance Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC.

10	ATMOS ENERGY

CORPORATE RESPONSIBILITY, SUSTAINABILITY, & SAFETY COMMITTEE Frank Yoho (Chair) John C. Ale Kelly H. Compton Sean Donohue Richard K. Gordon Meetings Held in Fiscal 2022: 3

The Corporate Responsibility, Sustainability, & Safety Committee oversees matters relating to responsibility, sustainability, health and safety, the Company’s vision, values, culture, and diversity, stakeholder relations and climate change risk. The Committee also assists management in setting strategy, establishing goals and integrating responsibility and sustainability into strategic and tactical business activities across the Company to create long-term shareholder value. The Corporate Responsibility, Sustainability, & Safety Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

EXECUTIVE COMMITTEE Richard K. Gordon (Chair) Nancy K. Quinn Richard A. Sampson Frank Yoho Meetings Held in Fiscal 2022: 0

The Executive Committee has, and may exercise, all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time. The Executive Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

Board and Committee Meetings in 2022

In fiscal 2022, the Board held 6 meetings. Each of the directors attended at least 75% of the total meetings of the Board and the Committees on which he or she served. In addition, we strongly support and encourage each member of our Board to attend our annual meeting of shareholders. All members of the Board attended our annual meeting of shareholders on February 9, 2022.

Succession Planning

The Board is actively engaged and involved in succession planning, including detailed discussions of the Company’s leadership and succession plans for key positions at the senior officer level. As part of these activities, the Board engages in a robust CEO succession planning process, including reviewing development plans for potential CEO candidates and engaging with potential successors at board meetings and in less formal settings to allow directors to personally assess candidates.

Succession planning does not stop with senior officers. We perform succession planning annually throughout the organization to ensure that we are building a strong bench of talent capable of performing at the highest levels. Not only is talent identified, but potential paths of development are discussed to ensure that employees have an opportunity to build their skills and are well-prepared for future roles. The strength of our succession planning process is evident through our long history of promoting our senior leadership from within the organization.

2023 Proxy Statement	11

Shareholder Engagement

We believe that maintaining an active dialogue with our shareholders is important to our commitment to deliver sustainable, long-term value to our shareholders. We engage with shareholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input, and to provide perspective on our policies and practices. We also engage with proxy and other advisory firms that represent the interests of various shareholders. Shareholder feedback is regularly reviewed and considered by the Board and is reflected in adjustments or enhancements to our policies and practices. We remain committed to investing time with our shareholders to maintain transparency and to better understand their views on key issues.

Corporate Responsibility and Sustainability

Operating our business safely, ethically, and transparently, and meeting our responsibilities to the environment, to our employees, and to the communities in which we operate and live, are among our highest priorities. To learn more about our corporate responsibility and sustainability efforts, see our 2022 Corporate Responsibility and Sustainability Report at https://www.atmosenergy.com/company/corporate-responsibility-reports.

Code of Conduct

The Board has also adopted and periodically updates the Code of Conduct for our directors, officers, and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets and (vi) compliance with rules and regulations. We have provided to our directors, officers, employees, customers, and any other member of the public a toll-free compliance helpline and website by which they may report on an anonymous basis any suggestions, recommendations, questions, observations of unethical behavior, or any suspected violations of our Code of Conduct. A copy of the Code of Conduct may be found on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

12	ATMOS ENERGY

Executive and Director Share Ownership Requirements

We have share ownership guidelines for our named executive officers and directors that require each named executive officer and director to hold a multiple of his or her base salary (or annual retainer) in shares of Company stock. The HR Committee believes that share ownership promotes better alignment of the interests of our management team members with those of our shareholders, and it monitors compliance with the ownership guidelines each year. Minimum ownership levels are as follows:

Position	Minimum Ownership Level

Chairman of the Board	5X base salary value

President and CEO	5X base salary value

Other Named Executive Officers	3X base salary value

Non-Employee Directors	5X annual retainer

Ownership Sources Included
● Direct or indirect ownership of Company stock ● Unvested time-lapse RSUs ● Share units held by non-employee directors under our Directors Plan (defined on page 23) and the LTIP

Clawback Policy

Our Board has adopted an incentive compensation clawback policy to help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. Our policy addresses recoupment of amounts from performance-based awards paid to employees under the Incentive Plan and LTIP to the extent that they would have been materially less due to inaccurate financial statements, fraud, or intentional, willful or gross misconduct. We intend to adopt a clawback policy consistent with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 10D-1 after the New York Stock Exchange releases final listing standards in accordance with such rule.

Anti-Hedging and Pledging Policy

Our Insider Trading Policy prohibits our directors and employees (including officers) from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company stock including engaging in short sales or trading in options, puts, calls, or other derivative instruments related to Company stock or debt. The policy also prohibits directors and executive officers from pledging Company stock, borrowing against an account in which Company stock is held, or trading Company stock on margin.

Related Party Transactions Review and Approval Policy

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the Board prefers to avoid related party transactions, while also recognizing that there are situations where related party transactions may be in the best interests of or may not be inconsistent with the best interests of the Company and its shareholders. The Board has adopted and periodically reviews written guidelines with respect to related party transactions and has delegated to the Nominating Committee the responsibility to review and, if not adverse to the Company’s best interests, approve, related party transactions. Under the guidelines, a related party transaction is any transaction (or series of related transactions) involving the Company and in which the amount involved exceeds $100,000 and a related person has a direct or indirect material interest. A “related person” is:

•	A director or executive officer of the Company;

•	A shareholder who beneficially owns more than 5% of the Company’s stock or any immediate family member of such shareholder;

2023 Proxy Statement	13

•	An immediate family member of any of the Company’s directors or executive officers; or

•	A company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

Under the guidelines, all executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members, which could reasonably be expected to give rise to a related person transaction. Executive officers, directors and director nominees are required to advise the Corporate Secretary promptly of any change in the information provided and are asked periodically to review and reaffirm this information.

In accordance with the guidelines, the Nominating Committee reviews the material facts of all related person transactions and either approves or disapproves of the entry into any such transaction.

The Nominating Committee has considered and adopted standing pre-approvals under the guidelines for limited types of transactions that meet specific criteria. Such pre-approved transactions are limited to:

●

certain transactions in the ordinary course of business with an entity for which a related person serves as an employee or director, provided the aggregate amount involved in any such transactions during any particular fiscal year does not exceed the greater of (a) $1 million or (b) two percent (2%) of the entity’s gross revenues for the most recently completed fiscal year;

●

certain charitable contributions made to a foundation, university or other charitable organization for which a related person serves as an employee or a director, provided the aggregate amount of contributions during any particular fiscal year does not exceed the greater of (a) $500,000 or (b) two percent (2%) of the charitable organization’s annual receipts for its most recently completed fiscal year;

●

employment by the Company of a family member of an executive officer whose compensation will not exceed $120,000 in a fiscal year, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation or compensation of the family member; and

●	payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees.

Mr. Cocklin and Mr. Best each have relatives employed by the Company in non-executive officer positions whose total compensation exceeds the SEC’s reporting threshold of $120,000 per fiscal year. Kevin Freel, Mr. Cocklin’s son-in-law, received $160,795 in total compensation for fiscal 2022. Robert Cook, Mr. Best’s son-in-law, received $361,249 in total compensation for fiscal 2022.

State Street is a beneficial owner of more than five percent (5%) of the Company’s common stock outstanding as of the record date of December 12, 2022. During fiscal 2022, State Street (i) acted as trustee of several benefits plans and trusts; (ii) provided fiduciary services for a benefits plan; and (iii) provided retiree benefit payment processing services for several benefits plans and trusts, for which the Company paid a total of approximately $90,000 in fees. For the Atmos Energy Corporation Master Retirement Trust (the “Master Trust”), State Street (i) acted as trustee; (ii) provided fiduciary services for a benefit plan; (iii) provided retiree benefit processing services for a benefit plan whose assets are held in the Master Trust; and (iv) provided investment management services relating to assets held in the Master Trust. For such services, the Master Trust paid a total of approximately $370,000 in fees during fiscal 2022. All such services provided to the Company and the Master Trust were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties.

14	ATMOS ENERGY

Board Evaluation Process

The Board is committed to assessing its own performance as a board in order to identify its strengths as well as areas in which it may improve its performance. The self-evaluation process, which is established by the Nominating Committee, involves the completion of annual written questionnaires of the Board and its committees, review and discussion of the results of the evaluations by both the committee and full board, and consideration of action plans to address any issues.

Identifying and Evaluating Nominees for Directors

The Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will consider candidates that come to their attention through current board members, professional search firms, shareholders, or other persons. The Nominating Committee may interview potential candidates to further assess the qualifications possessed by the candidates and their ability to serve as a director. The Committee will consider and make recommendations to the Board regarding the nominees to be submitted to the Company’s shareholders for election at each annual meeting and suitable candidates to fill any vacancies occurring on the Board with a view to achieving and maintaining balance and diversity on the Board with respect to race, sex, age, geographical location, knowledge, skills, expertise, business experience, and other appropriate measures.

Shareholder Nominees

If a shareholder wishes to nominate a candidate for election to the Board at the annual meeting, he or she should write to the Corporate Secretary, Atmos Energy Corporation, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, which is our principal executive office, no later than the close of business on January 12, 2023, the 25th day following the day on which notice of the meeting is to be sent, December 16, 2022. Such notice should set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting (December 12, 2022) and of the date of such notice; (iii) a representation that the shareholder is a record holder of the Company’s stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Communication with the Board

Communications to the Board, any Board committee, the independent directors, or any individual director (including the Lead Director) may be sent to the Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205. Communications may also be sent by email to boardofdirectors@atmosenergy.com. If you wish to contact the Lead Director or the independent directors on an anonymous and confidential basis, you may do so by contacting the Company’s Compliance Helpline at 1-866-543-4065 or www.atmosenergy.ethicspoint.com.

2023 Proxy Statement	15

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board is nominating the 11 individuals below to continue serving as directors with one-year terms that will expire in 2024. All nominees were recommended for nomination by the Nominating Committee. The names, ages, biographical summaries and qualifications of the persons who have been nominated to serve as our directors are set forth under “Nominees for Director,” beginning on page 17. Each of the nominees has consented to be a nominee and to serve as a director if elected.

Qualifications for Directors

Nominees for director must possess, at a minimum, the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of his or her judgment and skills. The Board has adopted guidelines outlining the qualifications sought when considering non-employee director nominees, which are discussed in our Corporate Governance Guidelines on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

Based on the Corporate Governance Guidelines, the specific qualifications and skills the Board seeks across its membership to achieve a balance of experiences important to the Company include, but are not limited to, outstanding achievement in personal careers; prior board experience; wisdom, integrity and ability to make independent, analytical inquiries; understanding of our business environment and a willingness to devote adequate time to Board duties. Other required specific qualifications and skills include a basic understanding of principal operational and financial objectives, and plans and strategies of a corporation or organization of our stature; results of operations and financial condition of an organization and of any significant subsidiaries or business segments and a relative understanding of an organization and its business segments in relation to its competitors.

The Board and the Nominating Committee believe it is important that our directors represent diverse viewpoints and backgrounds. Our Corporate Governance Guidelines provide that the Nominating Committee shall evaluate each director’s continued service on the Board, at least annually, by considering the appropriate skills and characteristics of members of the Board in the context of the then current makeup of the Board. The Board seeks to maintain balance and diversity on the Board with respect to race, sex, age, geographical location, knowledge, skills, expertise, business experience, and other appropriate measures. It is also the practice of the committee to consider these factors when screening and evaluating candidates for nomination to the Board.

16	ATMOS ENERGY

Director Nominees’ Skills and Experience

	Years Serving	Independent	Diversity	Public Co Leadership	Public Co BOD	Industry Experience	Safety	Regulatory/ Policy	Strategy/ M&A	Finance/ Accounting

J. Kevin Akers	3			●		●	●	●	●

John C. Ale	1	●		●		●	●	●	●	●

Kim R. Cocklin	13			●	●	●	●	●	●

Kelly H. Compton	6	●	●							●

Sean Donohue	4	●					●	●

Rafael G. Garza	6	●	●						●	●

Richard K. Gordon	21	●				●			●	●

Nancy K. Quinn	18	●	●		●	●			●	●

Richard A. Sampson	10	●							●	●

Diana J. Walters	4	●	●	●	●	●			●	●

Frank Yoho	2	●		●		●	●	●	●	●

% of Board		82%	36%	45%	27%	64%	45%	45%	82%	73%

Nominees for Director

Each of the following current directors has been nominated to serve an additional one-year term on the Board of Directors with such term expiring in 2024.

J. Kevin Akers

Director since 2019 Age: 59

President and Chief Executive Officer since October 1, 2019; formerly Executive Vice President from November 2018 through September 2019; Senior Vice President, Safety and Enterprise Services from January 2017 through November 2018; President of the Kentucky/Mid-States Division of the Company from May 2007 through December 2016; and President of the Company’s Mississippi Division from 2002 to 2007

Qualifications:

Mr. Akers has more than 35 years’ experience in the natural gas industry, including 31 with the Company. Over the course of his career, he has gained extensive management and operational experience. Such experience and management skills, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Akers to continue serving as a director of Atmos Energy.

2023 Proxy Statement	17

John C. Ale

Director since 2022 Age: 68

Former Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company from November 2013 to June 2020

Board Committees: Human Resources and Corporate Responsibility, Sustainability, & Safety

Qualifications:

Mr. Ale has more than 35 years of experience in the energy industry, including serving as Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company, an independent energy company engaged in natural gas, natural gas liquids and oil exploration, development, production and marketing, from November 2013 to June 2020, and Vice President and General Counsel of Occidental Petroleum Corporation from April 2012 to August 2013. He also served as external counsel to the industry as a partner with Skadden, Arps, Slate, Meagher & Flom LLP and Vinson & Elkins LLP. He served as Executive Director and General Counsel of Azurix Corp., a global water company, from December 1998 to January 2002.

In addition to his display of the attributes discussed in the “Qualifications for Directors” section, his substantial experience in the energy sector and knowledge of environmental, social, governance, and cyber security issues relating to the industry, has led the Board to nominate Mr. Ale to continue serving as a director of Atmos Energy.

Kim R. Cocklin

Director since 2009 Age: 71

Chairman of the Board since December 10, 2020; formerly Executive Chairman of the Board from October 2017 to December 2020; Chief Executive Officer of Atmos Energy from October 2015 through September 2017; and President and Chief Executive Officer of Atmos Energy from October 2010 through September 2015

Qualifications:

Mr. Cocklin was appointed Chairman of the Board, effective December 10, 2020. He was previously appointed as Executive Chairman of the Board, effective October 1, 2017, after having served as Chief Executive Officer or President and Chief Executive Officer from October 2010 through September 2017. Mr. Cocklin has served on the Company’s senior management team since June 2006, having served as President and Chief Operating Officer from October 2008 through September 2010, Senior Vice President, Regulated Operations from October 2006 through September 2008 and Senior Vice President from June 2006 through September 2006. Mr. Cocklin has over 35 years of experience in the natural gas industry, most of that serving in senior management positions at Atmos Energy, Piedmont Natural Gas Company and The Williams Companies. Mr. Cocklin has a strong background in the natural gas industry, including interstate pipeline companies, local distribution companies and gas treatment facilities. He also has extensive experience in rates and regulatory matters, business development and Sarbanes-Oxley compliance matters. In addition, Mr. Cocklin has held leadership roles within leading natural gas industry associations, including the Southern Gas Association and the American Gas Association.

Due to his professional experience in the energy industry and leadership roles with Atmos Energy, other energy companies and industry associations, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Cocklin to continue serving as a director of Atmos Energy.

18	ATMOS ENERGY

Kelly H. Compton

Director since 2016 Age: 65

Executive Director of The Hoglund Foundation in Dallas, Texas since 1992

Board Committees: Human Resources and Corporate Responsibility, Sustainability, & Safety

Qualifications:

Ms. Compton has been a philanthropic leader for over 30 years with The Hoglund Foundation, which partners with education and family support agencies in Dallas, Texas. Prior to managing operations for The Hoglund Foundation, Ms. Compton served as Vice President of Commercial Lending for NationsBank Texas and its predecessors for 13 years. Her responsibilities included loan production and administration for large national corporations as well as middle market companies in the Dallas area. Ms. Compton also currently serves on the Board of Trustees for the Southern Methodist University and the Board of Trustees for The Perot Museum of Nature and Science.

As a result of Ms. Compton’s leadership abilities and experience in public and private finance, development and strategic matters, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Compton to continue serving as a director of Atmos Energy.

Sean Donohue

Director since 2018 Age: 61

Chief Executive Officer of Dallas Fort Worth International Airport since 2013

Board Committees: Nominating and Corporate Governance and Corporate Responsibility, Sustainability, & Safety

Qualifications:

In his role as Chief Executive Officer of Dallas Fort Worth International Airport (the “Airport”), Mr. Donohue is responsible for the management, operation and future strategy and development of the Airport. Mr. Donohue joined the Airport following a 28-year career in the airline industry. Prior to his arrival at the Airport, Mr. Donohue served for three years as the Chief Operating Officer for Virgin Australia Airlines, where he led day-to-day operations for Australia’s second largest air carrier. Prior to that, Mr. Donohue served for 25 years with United Airlines in a variety of executive roles that included operations, sales and commercial startups.

As a result of Mr. Donohue’s leadership abilities and experience in strategy and development matters, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Donohue to continue serving as a director of Atmos Energy.

2023 Proxy Statement	19

Rafael G. Garza

Director since 2016 Age: 62

President and Founder of RGG Capital Partners, LLC and Bravo Equity Partners, LP in Fort Worth, Texas since 2000, and Founder, Managing Director, and Executive Vice Chairman of Vantage Bank Texas since 2018

Board Committees: Audit and Nominating and Corporate Governance

Qualifications:

Mr. Garza serves as Executive Vice Chairman of VBT Financial Corporation and its subsidiary Vantage Bank Texas, a community bank with $3.4 billion in assets. For RGG Capital Partners, LLC and Bravo Equity Partners, LP, private investment companies, Mr. Garza has been responsible for managing various portfolio companies with a particular focus on the U.S. and Mexico. Previously, Mr. Garza held numerous senior leadership positions with E&Y’s Audit and Advisory and Corporate Finance divisions. Due to Mr. Garza’s involvement in private investments, banking, and corporate finance, he has significant experience in audit, complex financial matters, mergers and acquisitions, and financial strategy. Mr. Garza also has served as a leader on the boards of several non-profit organizations, and currently serves on the boards of Texas Christian University, the Modern Art Museum of Fort Worth and Baylor Scott & White Holdings.

Mr. Garza’s in-depth experience with financial management and strategic planning, his leadership abilities and his display of the attributes discussed in the “Qualifications for Directors” section have resulted in the Board’s nomination of Mr. Garza to continue serving as a director of Atmos Energy.

Richard K. Gordon

Director since 2001 Age: 73

General Partner of Juniper Capital LP in Houston, Texas since March 2003; General Partner of Juniper Energy LP in Houston, Texas since August 2006; Senior Advisor of Juniper Capital II in Houston, Texas since January 2020; and Senior Advisor of Juniper Capital III in Houston, Texas since January 2020

Board Committees: Human Resources (Chair), Executive (Chair), Corporate Responsibility, Sustainability, & Safety

Other Public Company Boards: ExoStat Medical, Inc.

Qualifications:

For private equity funds Juniper Capital LP, Juniper Energy LP, Juniper Capital II and Juniper Capital III, Mr. Gordon oversees various portfolios that collectively include power generation, mineral, oil and gas, natural gas gathering and oilfield services assets. Prior to working with Juniper Capital, Juniper Energy, Juniper Capital II and Juniper Capital III, Mr. Gordon spent 29 years working with such financial services firms as Dillon, Read & Co., The First Boston Corporation and Merrill Lynch & Co. At such firms, Mr. Gordon was responsible for investment banking activities related to energy and power companies, including natural gas distribution companies.

Based upon his extensive business experience in investment banking and the energy industry, his in-depth leadership experience as the Lead Director of the Company and as the Chair of the HR Committee and as a member of the board of ExoStat Medical, Inc., as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Gordon to continue serving as a director of Atmos Energy.

20	ATMOS ENERGY

Nancy K. Quinn

Director since 2004 Age: 69

Independent energy consultant since July 1996

Board Committees: Audit (Chair), Nominating and Corporate Governance, and Executive

Qualifications:

Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Prior to 2000, Ms. Quinn also held a senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated. Ms. Quinn has extensive corporate governance leadership experience as Chair of the Audit Committee as well as the former Lead Director and Chair of the HR Committee of Atmos Energy. Ms. Quinn was also previously a member of the boards of Helix Energy Solutions Group, Louis Dreyfus Natural Gas Corp. and DeepTech International Inc.

The Board has nominated Ms. Quinn, based upon her considerable experience in the natural gas industry, her demonstrated leadership abilities as a board leader in several public companies and her exhibition of those attributes discussed in the “Qualifications for Directors” section, to continue serving as a director of Atmos Energy.

Richard A. Sampson

Director since 2012 Age: 72

General Partner and Founder of RS Core Capital, LLC, a registered investment advisory firm in Denver, Colorado since January 2013; formerly Managing Director and Client Adviser of JPMorgan Chase & Co. in New York, San Francisco and Denver from May 2006 to May 2012.

Board Committees: Human Resources, Nominating and Corporate Governance (Chair), and Executive

Qualifications:

Mr. Sampson held numerous senior leadership positions with JPMorgan Chase, a global financial services firm, through which he gained extensive knowledge of portfolio management, investment concepts, strategies and analytical methodologies. Mr. Sampson’s experience of over 30 years in investment management has provided him with an understanding of global and domestic macroeconomics and capital market issues, financial markets, securities and a solid understanding of state and federal laws, regulations and policies.

In addition to his display of the attributes discussed in the “Qualifications for Directors” section, his substantial experience in investment management, his leadership as Chair of the Nominating Committee and former Chair of the Audit Committee and his knowledge of complex financial transactions, has led the Board to nominate Mr. Sampson to continue serving as a director of Atmos Energy.

2023 Proxy Statement	21

Diana J. Walters

Director since 2018 Age: 59

Founder and Managing Member of Amichel, LLC since 2019

Board Committees: Audit and Human Resources

Other Public Company Boards: Platinum Group Metals Ltd., Trilogy Metals, Inc.

Qualifications:

Ms. Walters has more than 30 years of experience in the natural resources sector, as an equity investor and investment banker, and in leadership roles within the sector. Ms. Walters is the owner and sole manager of Amichel, LLC, a company that provides advisory services in the field of natural resources. She is a Senior Advisor to Independence Point Advisors, a company that provides financial advisory services. She was the founder of 575 Grant, LLC, a natural resources advisory firm, from 2014 to 2019. She served as the President of Liberty Metals & Mining Holdings, LLC and as a member of senior management of Liberty Mutual Asset Management from 2010 to 2014. Ms. Walters has extensive investment experience with both debt and equity through various management roles at Credit Suisse, HSBC and other firms. She also served previously as Chief Financial Officer of Tatham Offshore Inc., an independent oil and gas company. Ms. Walters also served on several other public company boards.

As a result of Ms. Walters’ leadership abilities and investments experience, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Walters to continue serving as a director of Atmos Energy.

Frank Yoho

Director since 2020 Age: 63

Former Executive Vice President and President of Natural Gas of Duke Energy from 2016 until September 2019

Board Committees: Audit, Corporate Responsibility, Sustainability, & Safety (Chair), and Executive

Qualifications:

Mr. Yoho has more than 35 years of experience in the natural gas industry in a variety of roles that included marketing, business development and gas supply. In his role as Executive Vice President and President of Natural Gas, Mr. Yoho was involved in the strategic planning process for Duke Energy. He was instrumental in the integration of Piedmont Natural Gas into Duke Energy and oversaw operations, commercial, regulatory and community responsibilities for all aspects of the natural gas business for Duke Energy. Previously, Mr. Yoho was Senior Vice President and Chief Commercial Officer of Piedmont Natural Gas. He previously served on the boards of the American Gas Association, Southern Gas Association and Energy Production and Infrastructure Center (EPIC) at UNC Charlotte and the board of trustees for the Institute of Gas Technology.

Mr. Yoho’s knowledge and expertise in the energy industry and leadership abilities developed at Duke Energy, Piedmont Natural Gas and industry associations, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Yoho to continue serving as a director of Atmos Energy.

The Board of Directors recommends that our shareholders vote FOR each of the nominees named above for election to the Board.

22	ATMOS ENERGY

DIRECTOR COMPENSATION

Annual Compensation

The Board believes that the level of non-employee director compensation should be based on Board and committee responsibilities and be competitive with comparable companies. The Board generally targets compensation near the median of our proxy peer group (discussed below). In addition, the Board believes that a significant portion of non-employee director compensation should be awarded in the form of equity to align director interests with the long-term interests of shareholders.

In fiscal 2022, our director fees remained unchanged from fiscal 2021 and included the following components:

Retainer and Fees

Annual Board Retainer	$100,000

Committee Chair Annual Fees	$15,000 Audit

$12,500 Human Resources

$10,000 Nominating & Corporate Governance

$10,000 Corporate Responsibility, Sustainability, and Safety

Chairman of the Board Fees	$125,000

Lead Director Fee	$25,000

Annual Grant of Share Units/RSUs	$150,000

The Company provides our non-employee directors the option to receive all or part of their cash director retainer and fees (in 10% increments) in Company stock through the LTIP. The selected Company stock portion of the fee earned in each quarter is issued as soon as possible following the first business day of each quarter. The number of shares issued is equal to the amount of the cash fee that would have been paid to the non-employee director during a quarter divided by the fair market value (average of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first business day of such quarter. Only whole numbers of shares of Company stock may be issued. Fractional shares are paid in cash. Two of our directors elected this option during fiscal 2022.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Long-Term Compensation

Each non-employee director is also eligible to participate in the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”). This plan allows each such director to defer receipt of his or her annual retainer or other director fees and to invest such deferred fees in either a cash account or a stock account (in 10% increments). The amount of the fee allocated as a credit to the cash account is converted to a cash balance as of the first business day of each quarter and credited with interest at a rate equal to 2.5% plus the annual yield reported on a 10-year U.S. Treasury Note for the first business day of January for each plan year. Interest on the accumulated balance of the cash account is credited monthly. The amount of the fee allocated as a credit to the stock account is converted to share units. The fee payable for the quarter is converted to a

2023 Proxy Statement	23

number of whole and, if applicable, fractional share units on the first business day of that quarter. Share units are also credited with dividend equivalents whenever dividends are declared on shares of the Company stock. Such dividend equivalent credits are converted to whole and, if applicable, fractional share units on the same day on which such dividends are paid. At the time of a participating director’s separation from service, plan benefits paid from the cash account are paid in the form of cash. At this time, plan benefits paid from the stock account are paid in the form of shares of Company stock equal to the number of whole share units credited to the director’s stock account. Any fractional share units are rounded up to a whole share unit prior to distribution.

Each non-employee director also receives an annual grant based on his or her election of share units or RSUs with a one-year vest period under the LTIP each year he or she serves on the Company’s Board. The grants generally occur on the 30th day following the Company’s annual meeting of shareholders each year. Share units accrue dividend equivalents and are settled in the same manner as share units under the Directors Plan. RSUs earn dividends paid in cash at the time dividends are paid to the Company’s shareholders. Unlike the RSUs that may be traded upon vesting if the director chooses, share units must be held until the director’s separation from service and are settled in accordance with the terms of the Directors Plan described above.

Annual Review of Compensation

The Company’s non-employee director compensation program reflects best practices, as follows:

●	Retainer-only compensation with no fees for attending meetings, which is an expected part of board service;

●	Additional retainers for special roles such as lead director and committee chairs to recognize incremental time and effort involved;

●	Equity delivered in the form of stock awards; and

●	Director stock ownership requirements of five times the annual cash retainer.

Together with its independent compensation consultant, the HR Committee annually reviews the non-employee director pay program to ensure it remains competitive.

24	ATMOS ENERGY

Summary of Cash and Other Compensation

The following table sets forth all compensation paid to our non-employee directors for fiscal 2022:

Director Compensation for Fiscal Year 2022(a)

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
John C. Ale	33,333	106,625	—	—	139,958
Robert W. Best	36,111	150,000	—	31,414	217,525
Kim R. Cocklin	225,000	150,000	—	4,060	379,060
Kelly H. Compton	100,000	150,000	—	4,060	254,060
Sean Donohue	100,000	150,000	—	—	250,000
Rafael G. Garza	100,000	150,000	—	—	250,000
Richard K. Gordon	136,875	150,000	—	—	286,875
Robert C. Grable	39,722	150,000	—	31,414	221,136
Nancy K. Quinn	114,375	150,000	4	4	264,383
Richard A. Sampson	111,250	150,000	—	—	261,250
Stephen R. Springer	25,000	—	—	31,414	56,414
Diana J. Walters	100,000	150,000	1,705	5,435	257,140
Richard Ware II	25,000	—	—	19,079	44,079
Frank Yoho	107,500	150,000	—	—	257,500

(a)

No stock options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2022. Mr. Best, Mr. Grable, Mr. Springer, and Mr. Ware served as directors during fiscal 2022 until their retirements on February 9, 2022, February 9, 2022, November 30, 2021, and December 1, 2021, respectively. Mr. Ale was elected to the Board effective June 1, 2022.

(b)

Non-employee directors may defer all or a part of their annual cash retainer and fees under our Directors Plan. During fiscal 2022, Mr. Sampson, Mr. Springer, and Ms. Walters elected to defer a portion of their director fees (a total of $51,875), under such plan, which amounts are included in this column and are described in the table below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account. Prior to their respective retirements, Mr. Grable elected to forego the receipt in cash of a total of 30% of his director fees ($11,917) and instead received shares of Company Stock under our LTIP in fiscal 2022, while Mr. Ware elected to receive in lieu of cash a total of 70% of his director fees ($17,500) in Company Stock under our LTIP. These shares do not contain any restrictions and were awarded on the first trading day of the quarter in which such fees were earned based on the fair market value of our stock on that date. As a result of such elections, a total of 128 shares were issued to Mr. Grable and 197 shares to Mr. Ware on the following dates and at the following fair market values during fiscal 2022: (i) October 1, 2021, at a fair market value of $88.53 per share for Mr. Grable and Mr. Ware; and (ii) January 3, 2022, at a fair market value of $104.28 per share for Mr. Grable. Fractional shares were paid in cash subsequent to the end of fiscal 2022.

(c)

The amounts in this column represent the fair market value on the date of grant, calculated in accordance with FASB ASC Topic 718, of the share units or RSUs awarded to each of our non-employee directors under our LTIP for service on the Board in fiscal 2022 on March 11, 2022 at a fair market value of $113.40 per share (for all directors other than Mr. Ale) and on June 15, 2022 at a fair market value of $106.63 per share for Mr. Ale. Per their election, each of Mr. Cocklin, Ms. Compton, and Ms. Walters received 1,322 RSUs of which all had not vested at 2022 fiscal year end. All other directors each received 1,322 share units.

(d)

The amounts in this column represent the amount of above-market interest earned during fiscal 2022 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120% of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.

(e)

For Mr. Cocklin and Ms. Compton, the amounts in this column represent the dividends paid on their RSUs on December 13, 2021, March 7, 2022, June 6, 2022, and September 6, 2022. For Ms. Quinn, the amount in this column represents the market rate of interest accrued during fiscal 2022 on the accumulated amount of board fees deferred to a cash account. For Ms. Walters, the amount in this column represents the dividends paid on her RSUs on December 13, 2021, March 7, 2022, June 6, 2022, and September 6, 2022 as well as the market rate of interest accrued during fiscal 2022 on the accumulated amount of board fees deferred to a cash account, including deferrals made to the cash account in fiscal 2022. The only directors to receive perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2022 were Mr. Best, Mr. Grable, Mr. Springer, and Mr. Ware. Each of these directors received perquisites and other personal benefits relating to retirement gifts and related items for each director in recognition of their service on the Board in the amount of $31,414 for Mr. Best, Mr. Grable, and Mr. Springer, and $19,079 for Mr. Ware. All such perquisites and other benefits were valued at the aggregate incremental cost to the Company.

2023 Proxy Statement	25

Director Deferred Board Fees

The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2022 and cumulative deferred compensation as of September 30, 2022:

Director Deferred Board Fees for Fiscal Year 2022

Name	Board Fees Deferred to Stock Account ($)(a)	Dividend Equivalents Earned on Stock Account and Reinvested ($)(b)	Cumulative Board Fees Deferred to Stock Account at September 30 ($)	Board Fees Deferred to Cash Account ($)	Interest Earned on Cash Account ($)(c)	Cumulative Board Fees Deferred to Cash Account at September 30 ($)
Nancy K. Quinn	—	18,855	401,107	—	8	200
Richard A. Sampson	14,375	1,690	59,753	—	—	—
Stephen R. Springer	10,000	—	—	—	—	—
Diana J. Walters	—	—	—	27,500	3,080	90,471

(a)

Mr. Sampson elected to receive 50% of his director fees earned through December 31, 2021, in deferred stock. The $14,375 amount represents 162 share units received in fiscal 2022. Mr. Springer elected to receive 40% of his director fees in deferred stock until his retirement in November 2021. The $10,000 amount represents 113 share units received in fiscal 2022. Deferrals of amounts in the stock account are treated as though the deferred amounts are invested in Company Stock at the fair market value of the shares on the date earned. Shares of Company Stock equal to the number of share units in a director’s stock account are issued to such director at the time of separation from service.

(b)

Dividend equivalents earned on the accumulated amount of share units in the stock account are reinvested in additional share units based on the fair market value of the shares on the quarterly dividend payment dates. Such fair market values during fiscal 2022 were as follows: $97.33 on December 13, 2021; $115.73 on March 7, 2022; $116.75 on June 6, 2022 and $115.04 on September 6, 2022.

(c)

The amounts in this column represent interest earned during fiscal 2022 on the accumulated amount of board fees deferred to the cash account, including deferrals made to the cash account in fiscal 2022, at a rate equal to the 10-year U.S. Treasury Note rate (1.63%) on the first day of each plan year (January 1) plus 250 basis points.

26	ATMOS ENERGY

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed E&Y to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2023. E&Y (and its predecessors) has been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of E&Y will be present at the annual meeting. The representatives of E&Y will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

In accordance with good corporate governance practices, the Company submits the Audit Committee’s appointment of E&Y as its independent registered public accounting firm to our shareholders for ratification each year. If the appointment of E&Y is not so ratified, the Audit Committee will consider the outcome of the vote in its future selection of an independent registered public accounting firm.

As discussed in “Audit Committee Pre-Approval Policy” below, all professional services provided by E&Y were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that our shareholders vote FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for fiscal 2023.

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, E&Y, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2022	2021
	($ In thousands)
Audit Fees	4,054	3,627
Audit-Related Fees	—	—
Tax Fees	91	258
All Other Fees	200	—

Total Fees	4,345	3,885

Audit Fees.    Fees for audit services include fees associated with the audit of our Annual Report on Form 10-K, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q. In addition, this amount includes fees associated with the issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC, as well as fees for an audit provided in connection with a statutory filing.

Tax Fees.    Tax fees include fees relating to review of tax returns, tax advisory services, and general consultation.

All Other Fees.    All other fees include fees relating to S/4 Hana pre-implementation services.

2023 Proxy Statement	27

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by E&Y. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and our independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that the member reports any decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent registered public accounting firm for fiscal 2022 were approved in accordance with the policy. The Audit Committee further concluded that the provision of these services by E&Y was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

Audit Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the financial statements and the assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board.

In discharging its responsibility for the year ended September 30, 2022:

●	The Audit Committee has reviewed and discussed the audited financial statements of the Company with management.

●	The Audit Committee has discussed with E&Y the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

●

The Audit Committee has received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2022 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee.

Nancy K, Quinn, Chair

Rafael G. Garza

Diana J. Walters

Frank Yoho

28	ATMOS ENERGY

PROPOSAL THREE—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

It has been our practice since our February 2011 annual meeting to ask our shareholders to vote to approve the compensation of our named executive officers (“Say-on-Pay”) at every annual meeting. At our annual meeting of shareholders in February 2022, our shareholders voted by a substantial margin to adopt the recommendation of our Board to continue to vote on the Say-on-Pay proposal every year at our annual meeting. Unless the Board changes our policy, the next Say-on-Pay vote following the 2023 annual meeting will be held at our 2024 annual meeting.

Executive Compensation

As discussed below in the “Compensation Discussion and Analysis” section of this proxy statement, the Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our named executive officers with those of our shareholders and customers. Our Board also believes that our executive compensation program provides our named executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that provide compensation based on the Company’s financial performance.

The HR Committee annually reviews the Company’s overall approach to executive compensation to see that the Company’s current benefits, perquisites, policies and practices continue to be in line with the best practices of companies in the natural gas distribution industry and to assist us with the hiring and retention of a high-quality management team. The “Compensation Discussion and Analysis” section, beginning on page 30, includes additional details about our executive compensation program. We ask that our shareholders indicate their support for our Say-on-Pay proposal by voting “FOR” the following resolution:

RESOLVED, that the shareholders of Atmos Energy Corporation approve, on an advisory basis, the compensation of its named executive officers for fiscal 2022, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related compensation tables, notes and narrative.

This Say-on-Pay vote is advisory, therefore it will not be binding on the Company. However, the HR Committee and the Board value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that our shareholders vote FOR this advisory proposal to approve the compensation of our named executive officers.

2023 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview of our executive compensation program objectives and strategy, and the elements of compensation that we provide to our named executive officers, including the process we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Our named executive officers for fiscal 2022 are listed below:

Name	Title
J. Kevin Akers(a)	President and Chief Executive Officer
Christopher T. Forsythe(b)	Senior Vice President and Chief Financial Officer
Karen E. Hartsfield(c)	Senior Vice President, General Counsel, and Corporate Secretary
John S. McDill(d)	Senior Vice President, Utility Operations
J. Matt Robbins(e)	Senior Vice President, Human Resources

(a)

Mr. Akers, who served as President of the Kentucky/Mid-States Division of the Company from May 2007 through December 31, 2016, Senior Vice President, Safety and Enterprise Services from January 1, 2017 through November 5, 2018, and Executive Vice President from November 6, 2018 through September 30, 2019, was appointed by the Board of Directors as President and Chief Executive Officer, effective October 1, 2019.

(b)

Mr. Forsythe, who served as Vice President and Controller of the Company from May 2009 through January 31, 2017, was appointed by the Board of Directors as Senior Vice President and Chief Financial Officer, effective February 1, 2017.

(c)

Ms. Hartsfield, who served as Senior Attorney from June 2015 through August 2017, was appointed by the Board of Directors as Senior Vice President, General Counsel, and Corporate Secretary, effective August 7, 2017.

(d)

Mr. McDill, who served as Vice President, Pipeline Operations from May 2012 through September 2021, was appointed by the Board of Directors as Senior Vice President, Utility Operations, effective October 1, 2021.

(e)

Mr. Robbins, who served as Director of Compensation and Benefits from May 2013 through February 2015 and Vice President, Human Resources from February 2015 to January 2017, was appointed by the Board of Directors as Senior Vice President, Human Resources, effective January 1, 2017.

Fiscal 2022 Business and Performance Highlights

Over the past eleven years, our operating strategy has focused on modernizing our distribution and transmission system to improve the safety and reliability of the system while reducing regulatory lag. Since that time, our capital expenditures have increased approximately 14% annually. Our ability to increase capital spending each year to modernize our system has increased our rate base, which has also resulted in increasing earnings per share.

This trend continued during fiscal 2022. In fiscal 2022, we generated net income of $774.4 million or $5.60 per diluted share representing increases over net income for the year ended September 30, 2021 of $665.6 million or $5.12 per diluted share. Capital expenditures for fiscal 2022 totaled approximately $2.4 billion, with approximately 88% of this amount invested to improve the safety and reliability of our distribution and transmission systems.

Diluted Earnings Per Share	Declared Dividends Per Share
$5.60	$2.72
20th Consecutive Year of EPS Growth	Up from $2.50 for Fiscal 2021

30	ATMOS ENERGY

Compensation Highlights

Our executive compensation program is built upon our strategy of Total Rewards. Under Total Rewards, we take a comprehensive view of all compensation plans and employee benefits that comprise the total package of executive compensation we provide to our named executive officers. Total Rewards is based on the payment of (i) total cash compensation, composed of base salary and the annual incentive compensation award and (ii) total direct compensation, composed of total cash compensation and the annualized present value of long-term incentive compensation awards, being targeted at the 50th percentile of all such compensation for equivalent positions at companies of comparable size in our primary industry, natural gas distribution, which is represented primarily by companies in our proxy peer group, as discussed below under “Competitive Executive Compensation Benchmarking,” beginning on page 39. We believe this strategy fosters a philosophy of “pay for executive performance” through the use of both annual and long-term incentive compensation. The pay mix at target grant date value for our Chief Executive Officer and other named executive officers for fiscal 2022 was primarily long-term and performance-based, as shown in the graphics below.

Fiscal 2022 Target Compensation Mix

2022 Actual Results

The table below shows the target performance and actual results for our fiscal 2022 performance-based compensation. Based on our fiscal 2022 performance, the following incentive programs resulted in above target payouts. See “Annual Incentive Compensation,” beginning on page 35 and “Long-Term Incentive Compensation,” beginning on page 36.

Incentive Program Element	Performance Metric	Target Performance	2022 Actual Performance	2022 Payout (as a % of Target)
Annual Incentive Plan	EPS (100% of award)	$5.50	$5.60	136%
Long-Term Incentive Program 2020-2022 Cycle	EPS (100% of award)	$14.96	$15.44	100%*

*

The actual performance level attained over the performance period was 164% of the target performance. However, because the Company’s TSR for fiscal 2020-2022 was negative, compensation for each of the executive officers under the LTIP for the fiscal 2020-2022 cycle was limited to the target level of performance except for Mr. McDill whose grant was made prior to him becoming an executive officer.

2023 Proxy Statement	31

Executive Compensation Program Objectives and Strategy

Our Total Rewards strategy is reviewed each year and updated as needed by our HR Committee, with assistance from its independent executive compensation consultant. None of our named executive officers have an employment agreement with the Company. We believe that our executive compensation program provides our named executive officers with a balanced compensation approach each year by providing a market-competitive base salary along with participation in annual and long-term incentive compensation plans that are based solely on the Company’s financial performance. These incentive plans are designed to reward our named executive officers on both an annual and long-term basis if they attain specified targets, the attainment of which does not require the taking of an unreasonable amount of risk, as discussed in “Compensation Risk Assessment,” beginning on page 55.

Our executive compensation program is designed to ensure that the interests of our named executive officers are closely aligned with those of our shareholders and customers and that our named executive officers are paid above-target incentive compensation only when the Company’s financial performance warrants the payment of such compensation. We believe that our executive compensation program is effective in allowing our organization to attract and retain highly-qualified senior management team members who can deliver outstanding performance. Our executive compensation program is founded upon the following principles:

●

Our compensation strategy should be aligned with our overall business strategy of providing safe, quality and reliable service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities.

●

Overall pay targets should reflect the intent to pay named executive officer base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation (base salary plus annual incentive award) and targeted total direct compensation (total cash compensation plus annualized present value of grants of long-term equity incentive compensation) at the 50th percentile of competitive market practice if established performance targets are reached.

●

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk.

●

Stock ownership, which is an important component of our executive compensation strategy, should closely align our executives with the interests of our shareholders. To facilitate stock ownership, stock-based incentive plans should be utilized, along with share ownership guidelines.

32	ATMOS ENERGY

Our executive compensation practices include:

Executive officer awards under the Incentive Plan and LTIP are generally capped at 200% of target. These awards are capped at target if the Company’s total shareholder return for the performance period is negative.

Fifty percent of long-term incentive compensation is performance-contingent.

Our clawback policy provides for the repayment or forfeiture of all incentive-based compensation in certain circumstances.

Executives and directors are subject to share ownership guidelines and retention requirements.

Our change in control severance arrangements are triggered only by an involuntary job loss or substantial diminution of duties.
Severance under our change in control severance arrangements does not exceed three times the sum of a named executive officer’s base salary and their most recent annual Incentive Plan payment.

We have no employment agreements with our officers.

We prohibit hedging and pledging of our securities at any time by any employees and directors.

There is no automatic single trigger vesting of outstanding awards under our LTIP upon a change in control.

Our change in control severance arrangements do not contain excise tax gross-up payments.

We have no excessive perquisites for executives.

We pay dividends on performance-based RSUs when vesting is complete and then only to the extent performance targets are met.

2023 Proxy Statement	33

Elements of Executive Compensation

The following table summarizes the various elements of executive compensation that we provided to our named executive officers for fiscal 2022, followed by a more detailed discussion of each element, why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.

Element	Description	Objective within Compensation Program

Base Salary	Fixed cash compensation, subject to annual review and adjusted in response to changes in performance, duties, strategic importance or competitive salary practices	• Reflects roles, responsibilities, skills, experience and performance
• Provides base compensation at a level consistent with competitive salary practices

Annual Incentive Compensation

Annual cash performance award based on achievement of Company financial performance measures with option to convert all or portion of award to time-lapse RSUs under our LTIP with three-year cliff vesting at a 20% premium

•  Increases alignment of senior management and shareholders’ interests by linking pay and performance

•  Promotes achievement of annual Company financial goals by linking pay to attainment of such goals

Long-Term Incentive Compensation

One-half in performance-based equity awards payable only if performance goals are achieved during the three-fiscal year performance period. One-half in time-lapse equity awards also payable, with cliff vesting, at the end of the three-fiscal year period.

• Motivates and rewards financial performance over a sustained period
• Increases alignment of senior management and shareholders’ interests by encouraging share ownership of senior management
• Enhances retention of senior management
• Rewards strong total shareholder return and earnings growth

Retirement Benefits	Tax-qualified retirement benefits, supplemental retirement and other benefits	• Provides for current and future needs of senior management
• Enhances recruitment and retention
• Follows competitive market practices

Change in Control Severance Benefits	Change in control severance agreements with contingent amounts payable only if employment is terminated under certain conditions following a change in control	• Enhances retention of senior management by providing continuity of employment
• Promotes objective evaluation and execution of potential changes to the Company’s strategy and structure

Base Salary.    The payment of a base salary is intended to provide a stable, fixed amount of income to our named executive officers for their day-to-day job performance. Base salaries represent a relatively small portion of total compensation. However, the amount of base salary paid to each named executive officer is a determinant of other elements of compensation. The HR Committee reviews base salaries annually, and generally targets the 50th

34	ATMOS ENERGY

percentile of the competitive market practice. Annual salary adjustments are not automatic or guaranteed, but rather based on the committee’s subjective evaluation of the performance of each named executive officer, the value of the individual in the position to the Company relative to other positions and their level of experience, the Company’s base salary increase budget and guidelines as well as current economic conditions. As a result, the HR Committee approved base salaries in the amounts noted in the table below for calendar year 2022.

Name	Base Salary ($)
J. Kevin Akers	1,000,000
Christopher T. Forsythe	516,360
Karen E. Hartsfield	457,600
John S. McDill	442,000
J. Matt Robbins	345,355

The HR Committee believes that the base salaries provided to each of the named executive officers are appropriate to retain and motivate them, are competitive with salaries offered for similar positions by companies in our proxy peer group and are consistent with our Total Rewards strategy.

Annual Incentive Compensation.    Through our Incentive Plan, we provide our named executive officers an opportunity to earn an annual incentive award based upon the Company’s financial performance each year as measured by our fully diluted EPS. The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, because it most accurately reflects the growth and performance of our operations. The EPS measurement is also one of the most currently well-known measurements of overall financial performance of public companies. The HR Committee believes that using this measurement as the basis for our incentive compensation plans best aligns the interests of our named executive officers with the interests of our shareholders and customers.

For fiscal 2022, the HR Committee reviewed competitive compensation benchmarking data, as discussed below, to establish an annual target opportunity expressed as a percentage of base salary earned during fiscal 2022 for each named executive officer. Such target incentive award opportunities are reviewed each year and benchmarked against the 50th percentile for similar positions within companies in our proxy peer group as described above in “Executive Compensation Program Objectives and Strategy,” beginning on page 32. The Incentive Plan targets for fiscal 2022 for each of the named executive officers were as follows and remained unchanged as a percentage of base salary from fiscal 2021 levels:

Name	Fiscal Year 2022 Incentive Plan Target as Percentage (%) of Base Salary Earned
J. Kevin Akers	100
Christopher T. Forsythe	65
Karen E. Hartsfield	60
John S. McDill	60
J. Matt Robbins	60

At its meeting in November 2021, the HR Committee established the threshold, target and maximum performance levels of EPS upon which the Incentive Plan’s awards would be based for fiscal 2022, along with the corresponding percentages of target awards to be paid out. The target EPS performance level was based on our annual business plan and budget and considered such factors as the allowed rates of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other business considerations embedded in our annual business planning process.

2023 Proxy Statement	35

The HR Committee has continued to set increasingly challenging EPS target performance levels under the Incentive Plan each fiscal year, as demonstrated by increasing such target performance levels on average by 9% per year over the last three fiscal years. Such target performance levels have also continued to be within the range of announced EPS guidance provided to the public in November of each year.

The following table summarizes the performance levels and actual performance level attainment under the Incentive Plan for fiscal 2022:

Performance Level	Annual EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$5.23	No award
Threshold	$5.23	50
Target	$5.50	100
Actual EPS	$5.60	136
Maximum	$5.78	200

Since the actual EPS performance level attained was between the target of $5.50 per share and maximum of $5.78 per share, straight-line interpolation was used to compute the percentage of the target award earned. The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. For fiscal 2022, the HR Committee did not use its discretion to make negative adjustments to any awards for any of our executive officers. However, the HR Committee does place a limit under certain conditions on the amount of earned awards for all our executive officers. If the Company’s TSR during any fiscal year is negative, the earned award for each such officer for that fiscal year will be limited to the amount earned at the target level of performance. This limitation was not applicable for the fiscal 2022 performance period since the Company’s TSR was positive for such performance period.

Awards under the Incentive Plan are paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, under the terms of the Incentive Plan, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their final earned awards to time-lapse RSUs with three-year cliff vesting, with a premium equal to 20% of the amount converted such that the value of time-lapse RSUs received will equal 120% of the value of the final earned award, and with such units being awarded under our LTIP. Each named executive officer elected to receive 100% cash for his or her fiscal 2022 Incentive Plan award.

Long-Term Incentive Compensation.    The HR Committee grants awards under our LTIP each fiscal year that are structured with 50% of the targeted long-term value in the form of three-fiscal year performance-based RSUs (measured by cumulative EPS over the three-year period) and with the remaining 50% in the form of time-lapse RSUs with three-year cliff vesting. The HR Committee bases the actual number and value of awards granted primarily on the competitive compensation benchmarking of grants made by the companies in our proxy peer group, as discussed below.

TIME-LAPSE RSUs 50%	PERFORMANCE-BASED RSUs 50%

• Alignment with shareholders • Facilitates share ownership • Strong retention vehicle	• Tied to achievement of long-term operational objectives • Alignment with shareholders • Facilitates share ownership • Strong retention vehicle

36	ATMOS ENERGY

The HR Committee bases the three fiscal year cumulative EPS target performance levels on the same factors they utilize for our Incentive Plan described above. The HR Committee has also historically set increasingly challenging cumulative three-fiscal year EPS target performance levels each year. The HR Committee believes this performance is in alignment with the Company’s shareholder return performance over that same time period. The following table summarizes the performance levels and actual performance attainment levels for the fiscal 2020-2022 performance period relating to the grants of performance-based RSUs awarded in May 2020:

Performance Level	Cumulative EPS Performance (a)	Percentage (%) of Target Award Earned
Below Threshold	<$14.21	No award
Threshold	$14.21	50
Target	$14.96	100
Actual Performance	$15.44	100(b)
Maximum	$15.71	200

(a)  The performance levels and actual performance attainment during the three-fiscal year performance period exclude the effects of a one-time income tax benefit related to a legislative change in Kansas that reduced our state deferred tax rate during fiscal 2020 of $0.17 per diluted share.

(b)  The actual performance level attained over the performance period was 164% of the target performance. However, because the Company’s TSR for fiscal 2020-2022 was negative, compensation for the executive officers under the LTIP for fiscal 2020-2022 was limited to the target level of performance except for Mr. McDill whose grant was made prior to him becoming an executive officer, so his compensation was paid out at 164% of the target performance.

Since the actual performance level attained over the performance period was $15.44 per share, each named executive officer earned 164% of their target award. The awards were paid in the form of shares of Company stock issued in November 2022 with the named executive officers also receiving cumulative cash dividend equivalents over the three-fiscal year performance period on such awards. As with the payout of Incentive Plan awards, if the Company’s TSR during the performance period is negative, the earned award for each such officer for such performance period will be limited to the amount earned at the target level of performance. Because the Company’s TSR for the fiscal 2020-2022 performance period was negative, compensation for the executive officers under the LTIP for fiscal 2020-2022 was limited to the target level of performance except for Mr. McDill whose grant was made prior to him becoming an executive officer, so his compensation was paid out at 164% of the target performance.

At its meeting in November 2021, the HR Committee also established the threshold, target and maximum performance levels of cumulative EPS upon which performance-based RSUs awards would be based for the fiscal 2022-2024 performance period, along with the corresponding percentages of target awards. The three-fiscal year cumulative EPS target performance level was based on the same factors utilized by the HR Committee for our Incentive Plan described above. The HR Committee then awarded grants to the named executive officers at its meeting in May 2022, which were later ratified by the Board, of performance-based RSUs for the fiscal 2022-2024 performance period. The following table shows the three-year performance criteria for such period:

Performance Level	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$16.80	No award
Threshold	$16.80	50
Target	$17.69	100
Maximum	$18.58	200

Retirement Benefits.    All our current named executive officers, other than Ms. Hartsfield and Mr. Robbins, participate in our Pension Account Plan (“PAP”), which is a qualified, cash balance defined benefit pension plan.

2023 Proxy Statement	37

Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2022,” beginning on page 41, would be considered eligible compensation in determining benefits. See the discussion under “Pension Account Plan” on page 45, for more information about this plan.

In addition, all our named executive officers participate in our Retirement Savings Plan (“RSP”), which is a qualified defined contribution plan. Any named executive officer who joined the Company after September 30, 2010, would not be eligible to participate in the PAP. However, in lieu thereof, he or she would receive a fixed annual Company contribution (“FACC”) which is equal to 4% of his or her eligible earnings to the RSP. Ms. Hartsfield and Mr. Robbins receive this FACC. See the discussion under “Retirement Savings Plan” on page 46 for more information about this plan.

Mr. Akers also participates in the Supplemental Executive Retirement Plan (“SERP”), which provides retirement benefits (as well as supplemental disability and death benefits). A named executive officer who has participated in the plan for at least two years and who has attained the age of 55 is entitled to a lump sum payment. The lump sum payment is actuarially equivalent to an annual supplemental pension in an amount that, when added to the annual retirement amount payable to him under the PAP, equals 60% of his total cash compensation. The annual supplemental retirement amount will generally be equal to 60% of the sum of the amount of the participant’s last annual base salary and the amount of their last award under the Incentive Plan, subject to reductions for less than ten years of employment with the Company and for retirement prior to age 62.

Mr. Forsythe, Ms. Hartsfield, Mr. McDill, and Mr. Robbins participate in the Account Balance SERP, which is a non-qualified defined contribution plan, under which the Company currently provides an annual contribution of 25% of the participant’s total annual earnings (base salary and incentive payment under our Incentive Plan) into a notional supplemental retirement account, as well as provides supplemental disability and death benefits.

The HR Committee believes that these retirement benefits are an important component of Total Rewards and are required to ensure that our overall executive compensation package remains competitive with executive compensation packages offered by other major public companies in our industry. See the discussion under “Retirement Plans,” beginning on page 45, for more information on our retirement benefits.

Change in Control Severance Benefits.    We have severance agreements in place with each of our named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally in “Change in Control Severance Agreements,” beginning on page 48). The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times their total cash compensation (annual base salary and the higher of the last annual award under the Incentive Plan or the average of the three highest annual awards received under such plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP or the FACC, as applicable, and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP.

In addition, each named executive officer would be paid (i) an amount that is generally actuarially equivalent to an additional 36 months of health and welfare benefits and (ii) an amount that is actuarially equivalent to 36 months of accident and life insurance coverage, along with disability coverage. If the total of such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code (“IRC”), the named executive officer has the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payment under the agreement, each named executive officer may elect to have the Company pay the full severance payment amount, thereby leaving such officer responsible for personally paying the excise tax penalties imposed on such “excess parachute payments.”

The HR Committee believes that providing severance protection to our named executive officers following a change in control is a key component to ensuring that our executive compensation program remains competitive and that our named executive officers remain engaged before and during any potential change in control transaction.

38	ATMOS ENERGY

Additional Information on Named Executive Officer Compensation

We do not have any individual compensation policies or plans that are not applied consistently to all our named executive officers. Each year, we set our target opportunities in incentive compensation based solely upon competitive market conditions and the other factors discussed below. In addition, in determining executive compensation, the HR Committee and our Board considered the results of our most recent shareholder advisory vote on executive compensation at our February 9, 2022, meeting of shareholders. Our shareholders approved the compensation of our named executive officers for fiscal 2021, with over 95% of the shares voted in favor of such compensation. Accordingly, the HR Committee and our Board decided to continue to adhere to its pay-for-performance philosophy and did not materially change our executive compensation programs and policies over the last fiscal year as a result of the most recent shareholders’ advisory vote on executive compensation or otherwise. However, the HR Committee and Board will continue to review our executive compensation program each year and will consider the views of our shareholders and other developments during such review.

Competitive Executive Compensation Benchmarking

Like all major corporations, we operate in a competitive environment for talented executives. In November 2021, Meridian Compensation Partners, LLC (“Meridian”), the HR Committee’s independent compensation consultant, provided the HR Committee with a review of the compensation program elements and pay levels for companies similar to us and of comparable size as measured by financial measures and market capitalization for fiscal 2021. The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements and other public filings filed by companies in the proxy peer group. The companies in the proxy peer group were selected because they represent those companies considered by the HR Committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The companies in the proxy peer group for the following fiscal year are selected annually by the HR Committee after its review of the recommendation of and presentation by its independent compensation consultant, which selection is then reviewed and approved by the Board. Below is our peer group for fiscal 2022, which remained the same as the peer group for fiscal 2021.

Fiscal 2022 Peer Group
Alliant Energy Corporation	NiSource Inc.
Ameren Corporation	OGE Energy Corp.
Black Hills Corporation	ONE Gas, Inc.
CenterPoint Energy, Inc.	Southwest Gas Holdings, Inc.
CMS Energy Corporation	Spire Inc.
Evergy, Inc.	WEC Energy Group, Inc.
National Fuel Gas Company	Xcel Energy Inc.

The annual revenues shown below for the companies in our proxy peer group are for the most recent fiscal year reported. The market capitalizations shown below are as of June 30, 2022.

	Revenues ($ Million)	Market Cap. ($ Million)
25th Percentile	2,269	5,876
50th Percentile	4,630	13,334
75th Percentile	7,373	19,343
Atmos Energy Corporation	4,202	15,584

To supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered, on a limited basis, executive compensation benchmarking data from the latest Willis

2023 Proxy Statement	39

Towers Watson U.S. CDB Energy Services Executive Compensation Survey (“energy services industry survey”) compiled by Meridian. The companies in this survey include companies in the natural gas, nuclear and electric utilities industries. To adjust for size differences, Meridian employed a statistical analysis (single regression) in the survey based on relative total annual revenues to determine competitive pay rates for our named executive officers based upon the data derived from such survey. The HR Committee also reviewed compensation data from broader energy industry and general industry surveys compiled by Meridian, as a secondary reference point that reflects broader pay practices.

Using primarily the proxy peer group compensation analysis, as well as limited supplemental data from the energy services industry survey, the HR Committee reviewed competitive target compensation levels for each named executive officer at the 50th percentile level of the competitive market. For each named executive officer position, base salary, target total cash compensation (base salary plus annual incentive award) and target total direct compensation (target total cash compensation plus the annualized present value of long-term incentive compensation) were benchmarked and analyzed with reference to the Company’s desired competitive compensation positioning.

Independent Compensation Consultant

The HR Committee has been granted through its charter the sole authority from the Board for the appointment, compensation and oversight of its independent compensation consultant. The HR Committee retained Meridian as its independent compensation consultant to assist with its responsibilities related to the Company’s compensation program for its named executive officers and non-employee directors. The HR Committee directed its independent compensation consultant to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. The independent compensation consultant assisted with (i) the identification of the Company’s proxy peer group, (ii) an assessment of competitive compensation for non-employee directors of the Company, and (iii) a review of base salary, annual incentives and long-term incentive compensation opportunities of Company executive officers relative to competitive practices. The independent compensation consultant also advised the HR Committee on emerging trends and developments in executive compensation, provided recommendations regarding the Company’s executive compensation strategy and performed an assessment of the risks contained in the Company’s incentive compensation plans.

The independent compensation consultant attended all three HR Committee meetings held in fiscal 2022. Based on policies and procedures implemented by the HR Committee and by its independent compensation consultants to ensure the objectivity and independence of the individual executive compensation consultants for Meridian, the HR Committee believes that the consulting advice it received during the fiscal year from its consultants was objective, not influenced by any other relationships its consultants had with the Company and raised no conflicts of interest. In making this determination, the HR Committee also assessed the independence factors set forth in applicable SEC regulations and rules, NYSE corporate governance standards, and other facts and circumstances, and it concluded that the retention of Meridian and its individual executive compensation consultants raised no conflicts of interest.

Management’s Role in Setting Named Executive Officer Compensation

The HR Committee and Mr. Akers met with representatives of Meridian at the beginning of fiscal 2022 to review and discuss the compensation of all other named executive officers. However, at no time did Mr. Akers meet with representatives of Meridian or otherwise participate in HR Committee discussions regarding his own compensation. For fiscal 2022, Mr. Akers recommended to the HR Committee compensation for the other named executive officers, while Meridian provided to the HR Committee general guidance and competitive compensation data for Mr. Akers.

Mr. Akers may be present during a portion of the HR Committee’s meetings on executive compensation. However, Mr. Akers (along with any other named executive officers in attendance at HR Committee meetings), are excused when the compensation of such named executive officers is discussed and decisions regarding their compensation are reached by the HR Committee. All decisions by the HR Committee concerning all forms of executive compensation to be paid to the President and CEO and the other named executive officers are approved by the Board.

40	ATMOS ENERGY

NAMED EXECUTIVE OFFICER COMPENSATION

Summary of Cash and Other Compensation

The following table provides information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers serving as such on September 30, 2022:

Summary Compensation Table for Fiscal Year 2022(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
J. Kevin Akers(f)	2022	976,923	2,523,433	1,325,782	—	13,424	4,839,562
President and Chief Executive Officer	2021	900,077	2,957,744	900,077	1,696,678	12,738	6,467,314
	2020	841,346	2,366,076	841,346	5,765,795	12,096	9,826,659
Christopher T. Forsythe(g)	2022	510,631	776,964	450,435	—	221,069	1,959,099
Senior Vice President and Chief Financial Officer	2021	492,231	910,712	319,950	86,730	212,622	2,022,245
	2020	472,777	728,494	307,305	64,333	224,460	1,797,369
Karen E. Hartsfield(h)	2022	452,523	567,433	368,471	35,537	205,901	1,629,865
Senior Vice President, General Counsel, and Corporate Secretary	2021	434,308	665,441	260,585	26,163	196,296	1,582,793
	2020	407,539	532,597	244,523	17,445	199,252	1,401,356

John S. McDill(i)	2022	437,096	567,433	355,910	—	178,935	1,539,374
Senior Vice President, Utility Operations
J. Matt Robbins(j)	2022	341,523	567,433	278,089	34,786	163,076	1,384,907
Senior Vice President, Human Resources	2021	328,437	665,441	197,062	27,325	154,010	1,372,275

(a)	No bonus amounts, as defined by applicable SEC rules and regulations, were paid or stock options awarded to any named executive officers in fiscal years 2022, 2021 or 2020.

2023 Proxy Statement	41

(b)

In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the grant date fair value of time-lapse RSUs granted during fiscal 2020-2022, along with performance-based RSUs granted during fiscal 2020-2022. The stock awards are valued at the grant date fair value calculated in accordance with FASB ASC Topic 718 excluding any estimate of forfeitures related to service vesting conditions. The fair value of the performance-based RSUs on the grant date are shown in the following table at their maximum value, assuming the highest level of performance conditions (200% of the target) will be achieved during the performance period.

Name	Year	Stock Awards ($)
J. Kevin Akers	2022	3,785,149
	2021	2,957,744
	2020	2,366,076
Christopher T. Forsythe	2022	1,165,445
	2021	910,712
	2020	728,494
Karen E. Hartsfield	2022	851,149
	2021	665,441
	2020	532,597
John S. McDill	2022	851,149

J. Matt Robbins	2022	851,149
	2021	665,441

(c)

The amounts shown for fiscal 2022 reflect the cash payments attributable to performance achieved at the level of 136% of target EPS in fiscal 2022 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2022 under our Incentive Plan, see “Elements of Executive Compensation,” beginning on page 34. Awards under the Incentive Plan are generally paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards to time-lapse RSUs, with a premium equal to 20% of the amount converted, with such units being awarded under our LTIP. Each named executive officer elected to receive 100% cash for his or her fiscal 2022 Incentive Plan award.

(d)

The amounts shown reflect (i) interest earned on the Account Balance Supplemental Executive Retirement Plan, including above-market interest for Mr. Forsythe ($34,328), Ms. Hartsfield ($19,094), Mr. McDill ($12,102) and Mr. Robbins ($18,690), and (ii) the aggregate current year increase in pension values for each named executive officer based on the change in the present value of the benefit as presented in the “Retirement Plans Tables,” beginning on page 46. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the September 30, 2021, and September 30, 2022, measurement dates. The above-market interest is also included in the amounts shown in the “Aggregate Earnings in Last Fiscal Year” column of the “Non-Qualified Deferred Compensation Table for Fiscal Year 2022” on page 47. The change in pension value and nonqualified deferred compensation earnings for Mr. Akers, Mr. Forsythe, and Mr. McDill was negative, therefore it is reported at $0.

(e)	The components of “All Other Compensation” are reflected in the table below.

(f)	Mr. Akers was appointed as President and Chief Executive Officer by the Board of Directors, effective October 1, 2019.

(g)	Mr. Forsythe was appointed as Senior Vice President and Chief Financial Officer by the Board of Directors, effective February 1, 2017.

(h)	Ms. Hartsfield was appointed as Senior Vice President, General Counsel, and Corporate Secretary, effective August 7, 2017.

(i)	Mr. McDill was appointed as Senior Vice President, Utility Operations, effective October 1, 2021. Mr. McDill was not a named executive officer until the 2022 fiscal year.

(j)	Mr. Robbins was appointed as Senior Vice President, Human Resources, effective January 1, 2017. Mr. Robbins was not a named executive officer until the 2021 fiscal year.

42	ATMOS ENERGY

All Other Compensation for Fiscal Year 2022

Name	Company Contributions to Retirement Savings Plan ($)(a)	Company Contributions to Account Balance SERP ($)	Cost of Premiums for Company- Paid Term Life Insurance ($)	Financial Planning ($)(b)	Perquisites ($)(c)	Total ($)
J. Kevin Akers	12,038	—	1,386	—	—	13,424
Christopher T. Forsythe	12,038	207,645	1,386	—	—	221,069
Karen E. Hartsfield	24,238	178,277	1,386	2,000	—	205,901
John S. McDill	12,038	165,511	1,386	—	—	178,935
J. Matt Robbins	24,024	134,646	1,354	3,052	—	163,076

(a)	Ms. Hartsfield and Mr. Robbins’s company contributions to the RSP include the FACC.

(b)	We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.

(c)	No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2022.

Grants of Plan-Based Awards

The following table shows the grants of equity and incentive plan-based awards to the named executive officers during fiscal 2022:

Grants of Plan-Based Awards for Fiscal Year 2022(a)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Kevin Akers
Incentive Plan	10/01/21	488,462	976,924	1,953,848	—	—	—	—	—
Time-Lapse RSUs	05/03/22	—	—	—	—	—	—	11,140	1,261,716
Performance-Based RSUs	05/03/22	—	—	—	5,570	11,140	22,280	—	1,261,716
Christopher T. Forsythe
Incentive Plan	10/01/21	165,955	331,910	663,820	—	—	—	—	—
Time-Lapse RSUs	05/03/22	—	—	—	—	—	—	3,430	388,482
Performance-Based RSUs	05/03/22	—	—	—	1,715	3,430	6,860	—	388,482
Karen E. Hartsfield
Incentive Plan	10/01/21	135,757	271,514	543,028	—	—	—	—	—
Time-Lapse RSUs	05/03/22	—	—	—	—	—	—	2,505	283,716
Performance-Based RSUs	05/03/22	—	—	—	1,253	2,505	5,010	—	283,716
John S. McDill
Incentive Plan	10/01/21	131,129	262,258	524,516	—	—	—	—	—
Time-Lapse RSUs	05/03/22	—	—	—	—	—	—	2,505	283,716
Performance-Based RSUs	05/03/22	—	—	—	1,253	2,505	5,010	—	283,716
J. Matt Robbins
Incentive Plan	10/01/21	102,457	204,914	409,828	—	—	—	—	—
Time-Lapse RSUs	05/03/22	—	—	—	—	—	—	2,505	283,716
Performance-Based RSUs	05/03/22	—	—	—	1,253	2,505	5,010	—	283,716

(a)	No stock options were awarded to any named executive officer in fiscal 2022.

2023 Proxy Statement	43

(b)

The amounts reflect the estimated payments which could have been made under our Incentive Plan, based upon the participant’s annual salary and target bonus opportunity. The plan provides that our named executive officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each such officer. The actual amounts received by the named executive officers in fiscal 2022 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2022,” beginning on page 41.

(c)

The amounts reflect the performance-based RSUs granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2021), at which time the holder is entitled to receive a percentage of the performance-based RSUs granted, based on our cumulative EPS performance over the period October 1, 2021 to September 30, 2024, payable in shares of our common stock, plus dividend equivalents payable in stock or cash. The grant date fair market value on May 3, 2022 of $113.26 is reflected at the target level of performance.

(d)	The amounts reflect the time-lapse RSUs granted under our LTIP, which vest three years from the date of grant.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at September 30, 2022:

Outstanding Equity Awards at 2022 Fiscal Year-End

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
J. Kevin Akers	37,025	3,770,996	50,860	5,180,091
Christopher T. Forsythe	11,400	1,161,090	15,660	1,594,971
Karen E. Hartsfield	8,330	848,411	11,440	1,165,164
John S. McDill	5,405	550,499	8,210	836,189
J. Matt Robbins	8,330	848,411	11,440	1,165,164

(a)	Represents time-lapse RSUs, which generally vest three years from the date of grant, as reflected in the next table.

(b)	Market value is based on the closing price of our common stock of $101.85, as reported on the NYSE Consolidated Tape on September 30, 2022.

(c)

Represents performance-based RSUs, assuming maximum level of performance. See footnote (c) to the “Grants of Plan-Based Awards for Fiscal Year 2022” table on page 43 for a discussion of the vesting terms of our performance-based RSUs. Based on our performance through September 30, 2022, performance-based RSUs, at the target level of performance, will vest as indicated in the “Performance-Based Restricted Stock Units Vesting Schedule” on page 45 below.

Time-Lapse Restricted Stock Units Vesting Schedule

Name	05-05-23(a)	05-04-24(a)	05-03-25(a)	Total

J. Kevin Akers	11,595	14,290	11,140	37,025

Christopher T. Forsythe	3,570	4,400	3,430	11,400

Karen E. Hartsfield	2,610	3,215	2,505	8,330

John S. McDill	1,300	1,600	2,505	5,405

J. Matt Robbins	2,610	3,215	2,505	8,330

(a)	The amounts represent time-lapse RSUs granted under our LTIP, which vest three years from the date of grant.

44	ATMOS ENERGY

Performance-Based Restricted Stock Units Vesting Schedule(a)

Name	09-30-23	09-30-24	Total

J. Kevin Akers	14,290	11,140	25,430

Christopher T. Forsythe	4,400	3,430	7,830

Karen E. Hartsfield	3,215	2,505	5,720

John S. McDill	1,600	2,505	4,105

J. Matt Robbins	3,215	2,505	5,720

(a)

The amounts represent performance-based RSUs, assuming the target level of performance, which vest at the end of each applicable three-fiscal year performance period. Although these units vest at the dates indicated in the column heading, they are not available for distribution in the form of shares until the number of units earned based on the cumulative EPS amount for the performance period, along with dividend equivalents for the performance period payable in the form of cash or additional units, is finally determined and approved by the Board at its November meeting each year.

Vested Common Stock

The following table sets forth the stock awards held by the named executive officers that vested during fiscal 2022:

Stock Vested for Fiscal Year 2022

	Stock Awards (a)
Name	Stock Awards (#) (b)	Value Realized on Vesting ($) (c)

J. Kevin Akers	15,545	1,663,629

Christopher T. Forsythe	7,520	824,776

Karen E. Hartsfield	5,495	602,665

John S. McDill	2,902	310,892

J. Matt Robbins	5,495	602,665

(a)

The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares. The amounts reflected in this column are not reduced for the shares withheld.

(b)	Includes shares that vested during fiscal 2022 attributable to time-lapse RSUs as well as performance-based RSUs at the target level of performance for the fiscal 2020-2022 performance period.

(c)	The value realized on vesting represents the fair market value of the shares received on the following dates: $114.33 on May 7, 2022 and $104.53 on November 8, 2022.

Retirement Plans

Pension Account Plan.    Mr. Akers, Mr. Forsythe, and Mr. McDill participate in the Company’s PAP. Our PAP is a qualified, cash balance defined benefit pension plan under both the IRC and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. Under the terms of the PAP, a vested participant receives a benefit based on the value of the cash balance account at termination or retirement from the Company. Benefits payable under the PAP are not offset by Social Security benefits. Under the IRC, the annual compensation of each employee to be considered under our retirement plan for 2022 cannot exceed $305,000.

The amount of eligible earnings utilized under the PAP generally includes base salary earned, deferrals to the RSP and IRC Section 125 (“cafeteria plan”) reductions, while it excludes any imputed income attributable primarily to Company-provided life insurance or financial planning services and all incentive compensation, as well as expense

2023 Proxy Statement	45

reimbursements. All participants may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2022,” beginning on page 41, would be considered eligible earnings in determining benefits, subject to applicable limitations under the IRC.

Retirement Savings Plan.    The RSP is a qualified, defined contribution plan, which is intended to comply with Section 404(c) of ERISA. All employees are eligible to participate in the RSP immediately upon joining the Company. Investments may be made in shares of Company common stock or in a variety of other equity and fixed income investments offered by the RSP administrator. Employees may make pre-tax contributions to the RSP based on the amount of eligible earnings, which is composed generally of base salary, pre-tax contributions to the RSP and cafeteria plan reductions, but excludes any imputed income attributable primarily to Company-provided life insurance or financial planning services and all incentive compensation, as well as expense reimbursements. The Company matches a participant’s contribution up to 4% of eligible earnings. The Company also includes a FACC, which is equal to 4% of eligible earnings for all participants in the RSP who joined the Company after September 30, 2010, when new employees ceased to be eligible to participate in the PAP. Eligible participants begin receiving the FACC after one year of employment. Ms. Hartsfield and Mr. Robbins each received such a contribution in fiscal 2022. All participants are immediately vested in their contributions to the RSP and matching Company contributions. Participants are vested in the FACC component of their RSP account balances after three continuous years of employment.

Supplemental Executive Retirement Plans.    Mr. Akers participates in the Company’s SERP, which provides retirement benefits (as well as supplemental disability and death benefits) to certain officers. The SERP provides that an officer who has participated in the SERP for at least two years and has attained age 55 is entitled to a lump sum payment. The lump sum payment is actuarially equivalent to an annual supplemental pension in an amount that, when added to their annual pension payable under the PAP, equals 60% of their compensation, subject to reductions for less than ten years of employment at the Company and for retirement prior to age 62. The SERP covers compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the SERP at the end of fiscal 2022 for Mr. Akers is $2,375,782.

Mr. Forsythe, Ms. Hartsfield, Mr. McDill, and Mr. Robbins participate in the Account Balance SERP, which is a non-qualified account based plan that provides an annual contribution of 25%, which percentage is established by the Board of Directors for participants who are members of the Company’s Management Committee, of the participant’s total annual earnings (base salary and incentive payment under our Annual Incentive Plan) into a notional supplemental retirement account. The Account Balance SERP is open only to employees of the Company selected by the Board, in its discretion, to participate in the plan. In addition to receiving an annual pay credit at the end of each calendar year in their account balance equal to a percentage of each participant’s total annual earnings, each participant receives an interest credit to participant’s account balance at the end of each plan year. A participant is eligible to receive a distribution of their supplemental benefit under the plan upon retirement, which is defined as a voluntary termination from employment with the Company that constitutes a separation from service after the participant has completed at least three years of participation in the plan and has attained age 55.

Retirement Plans Tables

The tables below show the present value of accumulated benefits payable to each of the named executive officers under our PAP, RSP and SERP or Account Balance SERP, as applicable. See the discussion under “Pension Account Plan” on page 45, and “Supplemental Executive Retirement Plans,” beginning on page 46, for more information on these plans.

46	ATMOS ENERGY

Pension Benefits Table for Fiscal Year 2022

Retirement age:	(a) 65, or current age if later, for the PAP (b) 62, or current age if later, for the SERP

Discount Rates:

Pension Account Plan	5.66%

Supplemental Executive Retirement Plan	5.71%

Postretirement mortality:

Annuities:	Pri-2012 White Collar Annuitant Table Projected Generationally from 2012 using Scale MP-2021

Lump Sums:	Use of the applicable mortality table, as defined in IRC Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

J. Kevin Akers(a)	Pension Account Plan	31.08	704,959	—
	Supplemental Executive Retirement Plan	19.83	16,488,114	—

Christopher T. Forsythe(b)	Pension Account Plan	19.27	307,498	—

John S. McDill(b)	Pension Account Plan	35.45	525,877	—

(a)	Mr. Akers is eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(b)	Mr. Forsythe and Mr. McDill were eligible for early commencement of an immediate PAP benefit as of September 30, 2022.

Non-Qualified Deferred Compensation Table for Fiscal Year 2022

Name	Plan Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Christopher T. Forsythe(c)	Account Balance Supplemental Executive Retirement Plan	—	207,645	63,890	—	1,571,398

Karen E. Hartsfield(c)	Account Balance Supplemental Executive Retirement Plan	—	178,277	35,537	—	920,548

John S. McDill(c)	Account Balance Supplemental Executive Retirement Plan	—	165,511	22,524	—	619,896

J. Matt Robbins(c)	Account Balance Supplemental Executive Retirement Plan	—	134,646	34,786	—	872,578

(a)	Amounts reported in this column represent employer contributions under the Account Balance SERP. These amounts are also reported in the Summary Compensation Table under All Other Compensation.

2023 Proxy Statement	47

(b)

The amounts attributable to above-market interest on non-qualified deferred compensation in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table and identified in footnote (d) to that table are also included in this column.

(c)

Upon attainment of age 55, Mr. Forsythe, Ms. Hartsfield, and Mr. Robbins will be eligible for an immediate distribution of their Account Balance SERP account balance. Mr. McDill is eligible for an immediate distribution of his Account Balance SERP account balance.

Change in Control Severance Agreements

We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of certain terminations of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, each such named executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between such named executive officer and the Company.

The severance agreement for each such named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times their total compensation (annual base salary and the higher of the last award under the Incentive Plan or the average of the three highest awards under such plan, whether or not consecutive) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP or the FACC (as applicable) and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. The Company is also obligated to provide the officer with all medical, dental, vision and any other health benefits which qualify for continuation coverage under IRC Section 4980B (COBRA), for a period of 18 months following the date of termination. In addition, following the end of the 18-month period, the Company is to pay such officer a lump sum amount equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period. Also, the Company must pay the officer a lump sum amount equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits (based on the benefits in effect for such officer at the time of the change in control) for a period of 36 months from their date of termination.

However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or their employment is terminated due to retirement, death or disability, the Company is not obligated to pay such officer the lump sum severance payment above. Further, if an executive officer voluntarily terminates their employment other than for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment above. The Company is not responsible for the payment of any excise tax gross-up payments which may be due on the payment of severance benefits to our named executive officers. However, if such lump sum severance benefit payments result in the imposition of excise taxes imposed by Section 4999 of the IRC, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer or to have the Company pay the full severance payment amount, thereby leaving such officer responsible for personally paying any such excise tax penalties imposed.

For the purposes of these agreements, a “change in control” will generally be deemed to have occurred at any one of the following times:

•

on the date any person acquires ownership of common stock, that together with stock already held by such person, results in the person having beneficial ownership of 50% or more of the total fair market value or total voting power of our common stock;

•	on the date that a person acquires, or has acquired over a 12-month period, ownership of our common stock possessing 30% or more of the total voting power of our stock;

•	on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or

48	ATMOS ENERGY

•

on the date that a person acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition, at least 40% of the total gross fair market value of our assets, as measured immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50% of the total value or voting power of our common stock before such acquisition.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Any Termination.    Regardless of the way a named executive officer’s employment is terminated, he or she is entitled to receive the following amounts earned during his or her term of employment, subject to the additional restrictions discussed below under “Payments Made Upon Termination for Cause.” Such amounts include:

•	amount of accrued but unpaid base salary;

•	amounts contributed under, or otherwise vested in our RSP; and

•	amounts accrued and vested through our PAP and SERP or Account Balance SERP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer (only Mr. Akers and Mr. McDill are eligible for retirement), in addition to the items identified above, such named executive officer will be entitled to receive:

•

a pro rata portion, at the end of the three-year performance period, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the actual level of performance achieved during the period; and

•

upon the termination of the restricted period, shares of stock equal to the number of time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed above under “Payments Made Upon Any Termination,” the named executive officer or designated beneficiary will be entitled to receive:

•

a pro rata portion, based on the number of months completed of such performance period, at the time of such termination, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the target level of performance for the period;

•	shares of our common stock equal to the number of cumulative time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment; and

•	payments under the Company’s life insurance plan or benefits under the Company’s disability plan, as appropriate.

Payments Made Upon Voluntary Termination or Termination Without Cause.    In the event of a voluntary termination or termination without cause for Mr. Forsythe, Ms. Hartsfield, or Mr. Robbins (except for a termination without cause due to a general reduction in force or the specific elimination of a named executive officer’s position, in which case the benefits would be substantially equivalent to those described under “Payments Made Upon Death or Disability”), no equity or retirement benefits would be payable to these named executive officers since they are not yet eligible for retirement.

Payments Made Upon Termination for Cause.    The benefits for a termination for cause are substantially equivalent to the benefits described above under “Payments Made Upon Any Termination,” except that for all the named executive officers, no benefit under the SERP or Account Balance SERP would be payable. In addition, all outstanding grants of time-lapse RSUs and performance-based RSUs, as well as any unvested FACC under the RSP, would be forfeited by all named executive officers.

Payments Made Upon a Change in Control.    As discussed above in “Change in Control Severance Agreements,” beginning on page 48, we have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of a termination without “cause” or “constructive termination”

2023 Proxy Statement	49

of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. As is also discussed above, under the “best net” approach, the Company is not liable for the tax gross-up payments on behalf of those individuals whose severance payments would trigger excise tax penalties. In the tables below under the heading “Termination Upon/Following Change in Control,” we assume the named executive officers would receive the full amount of the severance benefits and pay any related excise tax penalties. The severance agreement for each such named executive officer provides that the Company will pay such named executive officer a lump sum severance payment as described in “Change in Control Severance Agreements,” beginning on page 48.

Potential Post-Employment Payment Tables.    The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability, retirement, termination for cause, or termination of employment upon or following a change in control. There are no separate columns presented below showing amounts payable in the event of either a voluntary termination or a termination without cause since such amounts would be substantially equivalent to the amounts shown under Termination Upon Retirement. The amounts shown below assume that such termination was effective as of September 30, 2022, and are estimates of the amounts which would be paid out to the executives upon such termination. The amounts shown below with respect to accelerated equity assume a value based on the closing price of our common stock of $101.85, as reported on the NYSE Consolidated Tape on September 30, 2022. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

J. Kevin Akers	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	5,814,455

Equity

Time-Lapse Restricted Stock Units	3,770,996	3,770,996	3,770,996	—	3,770,996

Performance-Based Restricted Stock Units	1,407,873	1,407,873	1,407,873	—	1,407,873

Total	5,178,869	5,178,869	5,178,869	—	5,178,869

Retirement Benefits

Pension Account Plan	735,187	869,852	735,187	735,187	837,559

Supplemental Executive Retirement Plan	20,503,362	26,503,101	24,697,663	—	26,338,650

Retirement Savings Plan	1,857,137	1,857,137	1,857,137	1,857,137	1,894,100

Total	23,095,686	29,230,090	27,289,987	2,592,324	29,070,309

Other Benefits

Health & Welfare	—	—	—	—	53,406
Total	28,274,555	34,408,959	32,468,856	2,592,324	40,117,039

50	ATMOS ENERGY

Christopher T. Forsythe	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	2,416,988

Equity

Time-Lapse Restricted Stock Units	1,161,090	1,161,090	—	—	1,161,090

Performance-Based Restricted Stock Units	433,508	433,508	—	—	433,508

Total	1,594,598	1,594,598	—	—	1,594,598

Retirement Benefits

Pension Account Plan	346,300	566,703	346,300	346,300	427,880

Account Balance SERP	1,571,398	1,571,398	—	—	1,571,398

Retirement Savings Plan	1,102,572	1,102,572	1,102,572	1,102,572	1,139,535

Total	3,020,270	3,240,673	1,448,872	1,448,872	3,138,813

Other Benefits

Health & Welfare	—	—	—	—	33,531

Total	4,614,868	4,835,271	1,448,872	1,448,872	7,183,930

Karen E. Hartsfield	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement* ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	2,065,178

Equity

Time-Lapse Restricted Stock Units	848,411	848,411	—	—	848,411

Performance-Based Restricted Stock Units	316,720	316,720	—	—	316,720

Total	1,165,131	1,165,131	—	—	1,165,131

Retirement Benefits

Pension Account Plan	—	—	—	—	—

Account Balance SERP	920,548	920,548	—	—	920,548

Retirement Savings Plan	321,527	321,527	321,527	321,527	395,453

Total	1,242,075	1,242,075	321,527	321,527	1,316,001

Other Benefits

Health & Welfare	—	—	—	—	45,640

Total	2,407,206	2,407,206	321,527	321,527	4,591,950

2023 Proxy Statement	51

John S. McDill	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	1,994,775

Equity

Time-Lapse Restricted Stock Units	550,499	550,499	—	—	550,499

Performance-Based Restricted Stock Units	201,357	201,357	—	—	201,357

Total	751,856	751,856	—	—	751,856

Retirement Benefits

Pension Account Plan	556,066	724,130	556,066	556,066	670,949

Account Balance SERP	619,896	619,896	619,896	—	619,896

Retirement Savings Plan	731,879	731,879	731,879	731,879	768,842

Total	1,907,841	2,075,905	1,907,841	1,287,945	2,059,687

Other Benefits

Health & Welfare	—	—	—	—	38,856

Total	2,659,697	2,827,761	1,907,841	1,287,945	4,845,174

J. Matt Robbins	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)

Cash Severance	—	—	—	—	1,558,610

Equity

Time-Lapse Restricted Stock Units	848,411	848,411	—	—	848,411

Performance-Based Restricted Stock Units	316,720	316,720	—	—	316,720

Total	1,165,131	1,165,131	—	—	1,165,131

Retirement Benefits

Pension Account Plan	—	—	—	—	—

Account Balance SERP	872,578	872,578	—	—	872,578

Retirement Savings Plan	429,827	429,827	429,827	429,827	503,753

Total	1,302,405	1,302,405	429,827	429,827	1,376,331

Other Benefits

Health & Welfare	—	—	—	—	30,846

Total	2,467,536	2,467,536	429,827	429,827	4,130,918

In the tables above, we have shown the severance compensation and employee benefits to be provided in the aggregate to each named executive officer in the event of each of the termination scenarios. In each scenario, there are differences in how equity, retirement, and health and welfare benefits are determined. The discussion below provides more specific information on the retirement benefits under each of the various scenarios as well as the health and welfare benefits payable only in the event of a termination of a named executive officer following a change in control.

52	ATMOS ENERGY

Termination Upon Death.    The SERP benefit is the sum of the following:

•	two times final average earnings (base salary plus annual payment under the Incentive Plan) less the amount paid through the Company’s group life insurance plan;

•	a life annuity benefit of 50% of final average earnings (base salary plus annual payment under the Incentive Plan) payable to the surviving spouse; and

•	a temporary life annuity benefit of 25% of final average earnings (base salary plus annual payment under the Incentive Plan) payable to dependent children until children reach the age of 18 years.

In addition, the following benefits are payable at a termination upon death:

•	the Account Balance SERP plan benefit is equal to the account balance at the time of death;

•	the PAP plan benefit is equal to the account balance at the time of death; and

•	the RSP plan benefit is equal to the account balance at the time of death.

Termination Upon Disability.    The SERP benefit is the sum of the following:

•

a monthly benefit based on 60% of compensation (base salary plus annual payment under the Incentive Plan) less the amount paid from the Company’s group disability plan, with the net benefit payable as a temporary benefit until the age of 65 years; and

•	regular retirement benefit, as described below in “Termination Upon Retirement,” payable at the age of 65 years.

In addition, the following benefits are payable at a termination upon disability:

•	the Account Balance SERP plan benefit is equal to the account balance at the time of disability;

•	the PAP plan benefit is equal to the value of the projected age 65 monthly benefit assuming level future earnings from date of disability; and

•	the RSP plan benefit equal to the account balance at the time of disability.

Termination Upon Retirement.    At September 30, 2022, only Mr. Akers and Mr. McDill were eligible for retirement. The SERP benefit at retirement is the lump sum benefit based on a target benefit of 60% of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP which would be reduced if retirement were to occur prior to age 62 or if the service period at the Company were less than ten years. In addition, the following benefits are payable at retirement:

•	the PAP plan benefit is equal to the account balance at the time of retirement; and

•	the RSP plan benefit is equal to the account balance at the time of retirement.

Termination Upon Change in Control.    The SERP benefit upon termination following a change in control is equal to the same retirement benefits described above with respect to “Termination Upon Retirement,” with the following additional provisions:

•	there is no reduction applied to the earned benefit in the event that the named executive officer has less than 10 years of service;

•	there is no reduction applied to the earned benefit for early commencement prior to age 62; and

•	the named executive officer is immediately vested in the accrued benefit.

In addition, the following benefits are payable upon termination following a change in control:

•	the Account Balance SERP plan benefit is equal to the account balance at the time of termination pursuant to a change in control;

•	the PAP benefit includes the accrued benefit at the time of termination plus an additional three years of earned compensation credits; and

•	the RSP benefit includes the accrued benefit at the time of termination plus an additional three years of Company matching contributions and three years of service credits for the FACC, if applicable.

2023 Proxy Statement	53

Health and Welfare Benefits.    The Company provides supplemental benefits in the form of health and welfare benefits only in the event of the termination of a named executive officer following a change in control. The supplemental health and welfare benefits reported in the “Potential Post-Employment Payment Tables” above, beginning on page 50, represent the following benefits: (i) all medical, dental, vision and any other health benefits which qualify for continuation coverage under COBRA for a period of 18 months from the date of termination; (ii) payment of a lump sum equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period; and (iii) payment of a lump sum equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from their date of termination, equal to such benefits in effect for the officer at the time of the change in control.

54	ATMOS ENERGY

OTHER EXECUTIVE COMPENSATION MATTERS

Human Resources Committee Report

The HR Committee has the responsibility for reviewing and recommending to the full Board, the Company’s executive compensation program. The HR Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE. In this context, the HR Committee has met, reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” in this proxy statement.

Respectfully submitted by the members of the Human Resources Committee:

Richard K. Gordon, Chair

John C. Ale

Kelly H. Compton

Richard A. Sampson

Diana J. Walters

Compensation Risk Assessment

The HR Committee reviews our compensation programs to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2022, the HR Committee, with the assistance of Meridian, reviewed the Company’s compensation programs for employees, including the named executive officers. The HR Committee believes the following factors reduce the likelihood of excessive risk-taking:

●

The Company’s compensation programs are heavily weighted to long-term incentive awards, which are tied to shareholder value and have extended overlapping vesting periods (3 years) which allow for long-term ownership;

●	The HR Committee reviews and approves goals at the beginning of each cycle;

●	Total compensation features an effective balance of short- and long-term compensation components;

●	The HR Committee has downward discretion in the annual incentive plan;

●	Annual and long-term performance plan payments are capped at 200%;

●	The Company’s change in control severance benefits fall within common norms and do not provide excessive incentive to seek a transaction;

●	The Company has a robust clawback policy that applies to both the annual and long-term incentive awards; and

●	The Company’s ownership guidelines, annual stock awards, and extended vesting provisions create sustained and consistent ownership stakes.

Accordingly, the HR Committee has determined that none of the Company’s incentive compensation plans encourage our executive officers or other employees to take excessive risks and that the risks arising from these plans are not reasonably likely to have a material adverse effect on the Company.

Chief Executive Officer Pay Ratio

Our chief executive officer (“CEO”) to median employee pay ratio is calculated in accordance with SEC rules and requirements. The annual total compensation of our President and Chief Executive Officer, as reported in the

2023 Proxy Statement	55

Summary Compensation Table for fiscal 2022 was $4,839,562. The annual total compensation of our median employee (the “Median Employee”), following the same methodology used in computing the annual total compensation of our CEO, was $81,388. The ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our Median Employee was 59 to 1.

CEO Pay Ratio

Median employee total compensation	$81,388

CEO total compensation	$4,839,562

Ratio of CEO to Median employee compensation	59:1

In determining the annual total compensation of our Median Employee, we used the following methodology:

•

We selected July 1, 2022 as the determination date used to reflect our Company’s employee population during fiscal 2022, which date is within three months of the end of fiscal 2022 on September 30, 2022.

•

To identify the Median Employee as of July 1, 2022, we utilized the total compensation (base salary, overtime/shift pay and all incentive compensation earned) of all our employees, excluding our CEO, as of that date for the 12-month period, from July 2021 through June 2022, as a consistently applied compensation measure, with the following refinements:

•	We annualized the compensation of any individuals who were employed for less than the full 12-month period.

•	We did not include the value of any equity awards in determining the Median Employee.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

56	ATMOS ENERGY

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership with respect to each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as of December 12, 2022:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent (%) of Class(a)
Common stock	The Vanguard Group, Inc.(b) 100 Vanguard Blvd. Malvern, PA 19355	16,414,964	11.6%
Common stock	BlackRock, Inc.(c) 55 East 52nd Street New York, NY 10055	13,905,648	9.9%
Common stock	State Street Corporation (d) State Street Financial Center One Lincoln Street Boston, MA 02111	10,257,605	7.3%

(a)	The percent of voting securities is based on the number of outstanding shares of our common stock as of December 12, 2022.

(b)

Based on a Schedule 13G dated February 9, 2022, in which The Vanguard Group, Inc. (“Vanguard”) reported that as of December 31, 2021, it had shared voting power over 263,193 shares, sole dispositive power over 15,815,953 shares, and shared dispositive power over 599,011 shares.

(c)

Based on a Schedule 13G dated January 26, 2022, in which BlackRock, Inc. reported that as of December 31, 2021, it had sole voting power over 11,925,273 shares and sole dispositive power over 13,905,648 shares.

(d)

Based on a Schedule 13G dated February 14, 2022, in which State Street Corporation reported that as of December 31, 2021, it had shared voting power over 9,484,566 shares and shared dispositive power over 10,245,091 shares.

2023 Proxy Statement	57

Security Ownership of Directors, Nominees, and Executive Officers

The following table lists the beneficial ownership of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our named executive officers, and all our directors and executive officers as a group as of December 12, 2022. Except as otherwise noted, the directors, nominees and executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)(a)		Percent (%) of Class(b)

J. Kevin Akers	64,833	(c)

John C. Ale	1,012	(d)

Kim R. Cocklin	241,346	(d)

Kelly H. Compton	11,569	(d)

Sean Donohue	5,867	(d)

Christopher T. Forsythe	40,259	(c)

Rafael G. Garza	16,540	(d)

Richard K. Gordon	75,686	(d)

Karen E. Hartsfield	17,551	(c)

John S. McDill	24,213	(c)

Nancy K. Quinn	65,662	(d)

J. Matt Robbins	16,036	(c)

Richard A. Sampson	35,801	(d)

Diana J. Walters	5,879	(d)

Frank Yoho	7,154	(d)

All directors, nominees and executive officers as a group (15 individuals) (b)(c)(d)	629,408		0.5%

(a)

These shares of our common stock are owned directly by each listed person, including shares held in our RSP, and by members of his or her household and are held individually, jointly or pursuant to a trust agreement, an IRA or other type of arrangement.

(b)	The percentage of shares beneficially owned by any individual does not exceed 1% of the class so owned.

(c)

Does not include unvested time-lapse restricted stock units in the following respective amounts: Mr. Akers, 37,025 units; Mr. Forsythe, 11,400 units; Ms. Hartsfield, 8,330 units; Mr. McDill, 5,405 units; and Mr. Robbins, 8,330 units.

(d)

Includes cumulative number of share units, with no voting rights, credited to the following directors under our Directors Plan and LTIP in the following respective amounts: Mr. Ale, 1,012 units; Ms. Compton, 8,471 units; Mr. Donohue, 5,849 units; Mr. Garza, 16,540 units; Mr. Gordon, 65,686 units; Ms. Quinn, 65,662 units; Mr. Sampson, 26,938 units; Ms. Walters, 4,227 units; and Mr. Yoho, 4,154 units. Does not include unvested time-lapse restricted stock units in the following respective amounts: Mr. Cocklin, 12,897 units; Ms. Compton, 1,322 units; and Ms. Walters, 1,322 units.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

58	ATMOS ENERGY

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2022, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except for the following: a Form 3 reporting the initial ownership as of October 1, 2021 of John S. McDill, a new executive officer who was appointed effective as of the same date, was filed late on October 18, 2021, due to a delay in receiving filing codes due to the SEC’s EDGAR system being unavailable.

2023 Proxy Statement	59

INFORMATION ABOUT THE MEETING

Date, Time, and Location

Our 2023 annual meeting of shareholders will be held virtually by means of a webcast on Wednesday, February 8, 2023, at 9:00 a.m. Central Standard Time. There will be no physical meeting location.

Internet Availability of Proxy Materials

To reduce costs and conserve resources, we send the majority of our shareholders a Notice Regarding the Availability of Proxy Materials (“Meeting Notice”) in lieu of a paper copy of our proxy materials. The Meeting Notice contains instructions to:

•	Electronically access our proxy statement and our 2022 Annual Report to Shareholders and Form 10-K;

•	Vote via the internet, by telephone, or by mail; and

•	Receive a paper copy of our proxy materials by mail, if desired.

Access to the Webcast

Access to the webcast will open approximately fifteen minutes prior to the start of the annual meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.

To attend and participate in the annual meeting, log in at www.virtualshareholdermeeting.com/ATO2023. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.

Technicians will be available to assist you with any technical difficulties you may experience when trying to access the virtual meeting. If you experience any such difficulties, please call the support number posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/ATO2023.

Questions

If you have a question pertaining to the business of the Annual Meeting, you must submit it in advance of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ATO2023. Questions may be submitted until 6:00 p.m., Eastern Time, on February 2, 2023. You should have your proxy card or voting instruction form in hand when you access the website and follow the instructions. Each shareholder will be limited to no more than one question. Questions pertinent to the business of the Annual Meeting will be read aloud and answered, subject to time constraints, after the end of the business portion of the Annual Meeting.

Voting Matters

Proxy Information.    On or about December 16, 2022, we began distributing to each shareholder entitled to vote at the annual meeting either (i) the Meeting Notice or (ii) this proxy statement, a proxy card, and our 2022 Annual Report. Shares represented by a properly executed and timely received proxy will be voted in accordance with instructions provided by the shareholder. If a properly executed and timely received proxy contains no specific voting instructions, the shares represented by any such proxy will be voted in accordance with the recommendations of the Board. Proxies are solicited by the Board.

Shareholders Entitled to Vote.    Shareholders of record of our common stock at the close of business on the record date of December 12, 2022, are eligible to vote on the internet, by telephone, by mail, or at the virtual annual shareholder meeting using the unique control number assigned to him or her. On that date, 141,015,974 shares of common stock were outstanding. Each share of common stock entitles the holder to one vote on the items of business to be considered at the annual meeting.

60	ATMOS ENERGY

Vote Required for Items of Business.    The presence, in person or by proxy, of holders of a majority of the Company’s outstanding shares of common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes (explained below) are counted for purposes of determining the presence or absence of a quorum. Under Texas and Virginia law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the meeting:

•

Proposal One—nominees for election as directors will be elected to the Board if the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting cast votes “for” each such nominee;

•

Proposal Two—ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2023 will be approved if the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting cast votes “for” the proposal;

•

Proposal Three—the advisory vote on the compensation of the named executive officers (“Say-on-Pay”) disclosed in the proxy statement will be approved if a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting cast votes “for” the proposal; and

Abstentions and Broker Non-Votes.    For Proposals One, Two, and Three, abstentions will have the same effect as an against vote for each proposal at the meeting. Broker non-votes are not considered entitled to vote and will therefore have no effect on the voting outcome of any item of business when a broker or share custodian is unable to vote on a proposal because the proposal is considered “non-routine” under NYSE rules and the beneficial owner of the shares does not provide voting instructions with respect to that proposal.

Brokers and other share custodians do not have discretion to vote on non-routine matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your broker or share custodian explicit voting instructions, your shares will not be voted on the election of directors or the advisory vote on executive compensation and your shares will instead be considered broker non-votes on each such item. The ratification of the selection of E&Y as our independent registered public accounting firm for 2023 is considered a routine matter and, as such, your broker or share custodian of record is entitled to vote your shares on such proposal in its discretion if you do not provide voting instructions on that item.

Revocation of Proxies.    Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the annual meeting or by timely executing and delivering, by internet, telephone, or mail, or at the annual meeting, another proxy dated as of a later date.

Proxy Solicitation

All expenses of soliciting proxies will be paid by the Company. Proxies may be solicited personally, or by telephone, mail, email or the internet, by employees or directors of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $8,000 for assistance by Morrow Sodali LLC, 333 Ludlow Street, Stamford, CT 06902, in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares as nominees for their expenses related to sending material to their principals and obtaining their proxies.

Shareholder Proposals

In the event a shareholder intends to present a proposal at our annual meeting of shareholders on February 8, 2023, in accordance with the Company’s bylaws, the shareholder must be a shareholder of record on the record date, December 12, 2022, who shall continue to be entitled to vote at the annual meeting. In addition, such shareholder must mail a notice of such proposal so that it is received by the Corporate Secretary at our principal executive offices by January 10, 2023, the 25th day following the day on which notice of the meeting is to be sent, December 16, 2022. In the event a shareholder intends to present a proposal at our annual meeting of shareholders to be held in 2024, such shareholder must mail a notice of such proposal so that it is received by the Corporate Secretary at our principal

2023 Proxy Statement	61

executive offices not less than 60 days nor more than 85 days prior to the 2024 annual meeting; provided that if less than 75 days’ prior public disclosure of the date of the 2024 annual meeting is provided, such notice shall be provided no later than the close of business on the 25th day following the day on which such notice of the date of the 2024 annual meeting is sent. Any such proposal must also include the information required by the Company’s bylaws. In addition to satisfying the deadlines in the advance notice provisions of our bylaws as set forth above, a shareholder who intends to solicit proxies in support of nominees submitted under the advance notice provisions in our bylaws for our 2024 annual meeting must provide the notice required under Rule 14a-19 under the Exchange Act to the Corporate Secretary at our principal executive offices no later than December 10, 2023. In addition, in the event a shareholder intends to present a proposal at our 2024 annual meeting of shareholders, if such proposal is to be included in our proxy statement relating to such meeting, it must be received by the Corporate Secretary at our principal executive offices no later than August  18, 2023, and it must be prepared according to applicable law, as determined by the Company.

Annual Report

You may obtain a copy of our 2022 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, including the financial statements and notes thereto, free of charge on our website or by contacting us as noted below. In addition, the exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. If you would like to receive a copy of these exhibits, or our 2022 Annual Report, please visit our website at www.atmosenergy.com, call Investor Relations at 972-855-3792 or mail your written request to Investor Relations, Atmos Energy Corporation, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240.

Other Business

In the event that any matter not described herein is properly presented for a shareholder vote at the annual meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the annual meeting.

By Order of the Board of Directors,

Karen E. Hartsfield

Senior Vice President, General Counsel

and Corporate Secretary

Dallas, Texas

December 16, 2022

We encourage you to receive all proxy materials in the future electronically to help us save on printing costs and postage fees, as well as to conserve natural resources in producing and distributing these materials. If you wish to receive these materials electronically for next year’s annual meeting, please follow the instructions on the proxy card.

62	ATMOS ENERGY

ATMOS ENERGY CORPORATION C/0 BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 7, 2023 for shares held directly and by 11:59 p.m. Eastern Time on February 3, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ATO2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 7, 2023 for shares held directly and by 11:59 p.m. Eastern Time on February 3, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D93769-P81753                    KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ATMOS ENERGY CORPORATION
The Board of Directors recommends that you vote FOR
the following listed nominees:
1. ELECTION OF DIRECTORS
Nominees:		For	Against	Abstain	The Board of Directors recommends that you vote FOR proposals 2-3.		For	Against	Abstain
1a. John C. Ale		☐	☐	☐	2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2023.	☐	☐	☐
1b. J. Kevin Akers		☐	☐	☐
1c. Kim R. Cocklin		☐	☐	☐
1d. Kelly H. Compton		☐	☐	☐	3.	Proposal for an advisory vote by shareholders to approve the compensation of the Company’s named executive officers for fiscal 2022 (“Say-on-Pay”).	☐	☐	☐

1e. Sean Donohue		☐	☐	☐
1f. Rafael G. Garza		☐	☐	☐
1g. Richard K. Gordon		☐	☐	☐
1h. Nancy K. Quinn		☐	☐	☐
1i. Richard A. Sampson		☐	☐	☐
1j. Diana J. Walters		☐	☐	☐
1k. Frank Yoho

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our Annual Report, including our Form 10-K, are available at

www.proxyvote.com.

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders

ATMOS ENERGY CORPORATION

February 8, 2023

-Please Detach and Mail in Envelope Provided-

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D93770-P81753

ATMOS ENERGY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 8, 2023

The undersigned hereby appoints Karen E. Hartsfield and Ashley A. Burton, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held virtually at 9:00 a.m. Central Standard Time on February 8, 2023, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION TO THE BOARD AND FOR PROPOSALS 2 THROUGH 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustee of the Atmos Energy Corporation Retirement Savings Plan and Trust (“Plan”) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs the Atmos Energy Corporation Qualified Retirement Plans and Trusts Committee, as trustee of the Plan (“Trustee”), to vote all shares of the common stock of Atmos Energy Corporation allocated to the undersigned’s account under the Plan (as shown on the reverse side) at the 2023 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote these shares as directed, provided your voting instructions are received over the Internet, by telephone or through the mail on your proxy card by 11:59 p.m. Eastern Time on February 3, 2023. All shares of Atmos Energy common stock for which the Trustee has not received timely instructions shall be voted or exercised by the Trustee in its best judgment. All voting instructions for shares held in the Plan shall be confidential. State Street Global Advisors Trust Company (“State Street”) is the independent fiduciary for purposes of ensuring the confidentiality of the Plan participant voting process. Please notify State Street, in writing, if you have specific confidentiality concerns relating to exercising your right to direct the Trustee to: Sydney Marzeotti, Vice President, State Street Global Advisors Trust Company, 1 Iron Street, Boston, MA 02210.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIRTUALLY YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side